UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	DefinitiveAdditional Materials
☐	SolicitingMaterial Pursuant to §240.14a-12

RadioShack Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Julian C. Day Chairman of the Board and Chief Executive Officer
300 RadioShack Circle
Fort Worth, Texas 76102

April 10, 2008

Dear Shareholder,

I would like to cordially invite you to attend our 2008 Annual Meeting. It will be held on Thursday, May 15, 2008, at 10:00 a.m., at RadioShack Corporation, in the Trinity Building, at RadioShack Riverfront Headquarters, 300 RadioShack Circle, in Fort Worth, Texas.

The formal notice of the meeting, the proxy statement, our 2007 Annual Report and your proxy card are enclosed in this mailing.

Sincerely,

JULIAN C. DAY

Chairman of the Board and Chief Executive Officer

Your vote is important. We encourage you to sign and return your proxy card or to vote by telephone or the Internet prior to the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend. Submitting your vote promptly will save your company the cost of additional proxy solicitation.

300 RadioShack Circle

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	10:00 a.m., Central Daylight Time Thursday, May 15, 2008

LOCATION	RadioShack Corporation Trinity Building RadioShack Riverfront Campus 300 RadioShack Circle Fort Worth, Texas 76102

ITEMS OF BUSINESS

(1)    Elect 9 directors to serve until the 2009 Annual Meeting or until their successors are elected and qualified.

(2)    Ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of RadioShack to serve for the 2008 fiscal year.

(3)    Vote on a proposal submitted by a shareholder if properly presented at the meeting.

(4)    Transact any other business properly brought before the meeting or any adjournment of the meeting.

RECORD DATE	March 18, 2008

ANNUAL MEETING ADMISSION	You may be required to present an admission ticket (printed on the proxy card) or other proof of share ownership (for example, a recent statement from your broker).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 15, 2008: The Notice of Annual Meeting of Shareholders, Proxy Statement, and 2007 Annual Report are available on our web site at www.radioshackcorporation.com under the heading “Investor Relations.”

By Order of the Board of Directors,

ROBERT C. DONOHOO

Vice President, General Counsel and Corporate Secretary

April 10, 2008

We urge each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting. Please see our question and answer section for information about voting by telephone or Internet, how to revoke a proxy, and how to vote shares in person.

RADIOSHACK CORPORATION

300 RadioShack Circle

Fort Worth, Texas 76102

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 15, 2008

Your board of directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the RadioShack Corporation 2008 annual meeting of shareholders. The meeting will be held on Thursday, May 15, 2008, at 10:00 a.m., Central Daylight Time, at RadioShack Corporation, Trinity Building, RadioShack Riverfront Campus, 300 RadioShack Circle, Fort Worth, Texas 76102. For directions to the meeting, please refer to your proxy card. The proxies also may be voted at any resumption of the meeting after adjournment or postponement of the meeting.

We are first sending out these proxy materials to shareholders on or about April 10, 2008.

QUESTIONS AND ANSWERS

ABOUT THE MEETING AND VOTING

Who is entitled to vote?

Owners of record of common stock at the close of business on the record date, March 18, 2008, are the only persons entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date. Each shareholder is entitled to one vote for each share of common stock he or she held on March 18, 2008. We had 131,365,592 shares of common stock outstanding on March 18, 2008, which includes 4,026,414 shares of common stock held under the RadioShack 401(k) Plan.

What are the board’s recommendations?

The board’s recommendations are included with the description of each item in this proxy statement. In summary, the board recommends a vote:

•	FOR the election of the nominated slate of directors (Item 1),

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors (Item 2), and

•	FOR the shareholder proposal (Item 3).

Will any other items be presented at the meeting?

We do not know of any other matters to be presented at the meeting. If any other matter is properly presented for a vote at the meeting, your shares will be voted by the holders of the proxies using their best judgment.

How do I vote?

You can use one of the following methods:

•	Written proxy: You can vote by written proxy by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

•	Telephone proxy: You can vote by telephone using the toll-free telephone number shown on your proxy card.

•	Internet proxy: You can vote on the Internet at the Web site address shown on your proxy card.

•

In person:  You can vote in person at the meeting. If you own your shares in “street name,” you will need to obtain a legal proxy from your broker or bank and bring this legal proxy to the meeting. Please note that if you own shares in street name and request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

The telephone and Internet voting procedures are designed to authenticate your identity and allow you to vote your shares. They will also confirm that your instructions have been properly recorded. Street name holders may vote by telephone or the Internet if their bank or broker makes these methods available. In this case, the bank or broker will enclose instructions with the proxy statement.

What are my voting choices on the matters to be voted on?

Election of Directors. In the vote on the election of the 9 director nominees, you may:

•	vote in favor of all nominees,

•	vote to withhold votes as to all nominees, or

•	vote to withhold votes as to specific nominees.

Ratification of Independent Auditors. In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors, you may:

•	vote in favor of the ratification,

•	vote against the ratification, or

•	abstain from voting on the ratification.

Shareholder Proposal. In the vote on the shareholder proposal, you may:

•	vote in favor of the proposal,

•	vote against the proposal, or

•	abstain from voting on the proposal.

What if I do not specify a choice for a matter when I return my proxy card?

You should specify your choice for each matter on the enclosed proxy card. If you do not specify a choice, proxies that are signed and returned will be voted

•	FOR the election of all director nominees,

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors, and

•	FOR the shareholder proposal.

How are votes counted?

Directors are elected by a plurality of votes cast at the meeting. All other matters submitted to a vote of shareholders will be determined by a majority of the votes cast.

We have a policy of confidential voting that applies to all shareholders, including RadioShack employee-shareholders.

What is the quorum requirement for the annual meeting?

To achieve a quorum at the annual meeting, the holders of a majority of outstanding common stock as of the record date must be present, either in person or by proxy.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes count for quorum purposes. With respect to the election of directors, abstentions will be counted as withheld votes. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote.

For purposes of determining whether a proposal has received a majority vote, broker non-votes will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

How will shares of common stock held in RadioShack 401(k) Plan be voted?

Each participant in the RadioShack 401(k) Plan is entitled to direct the plan trustee on how to vote shares of common stock allocated to his or her account. If a participant does not direct the trustee how to vote the shares in his or her account, the trustee will vote those shares in the same proportion as other participants who have directed the trustee to vote their shares.

How can I revoke my proxy?

You can revoke your proxy at any time before the annual meeting by:

•	giving written notice of revocation to RadioShack at the address below,

•	delivering a later-dated proxy (including by Internet or telephone), or

•	voting in person at the meeting.

You should send any written notice of a revocation of a proxy to RadioShack Corporation, Attention: Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102.

Who can attend the meeting?

Shareholders as of the record date, March 18, 2008, or their duly appointed proxies, may attend the meeting.

We may require you to provide your admission ticket as well as a form of personal identification to enter the annual meeting. If you are a shareholder of record, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the annual meeting, please retain the admission ticket. If you own shares in street name, please contact your bank or broker to obtain an admission ticket; however, please note that even if you obtain an admission ticket from your bank or broker to attend the meeting, you will not be able to vote your shares at the meeting without also obtaining a legal proxy from your bank or broker.

If you arrive at the annual meeting without an admission ticket, we will admit you if we are able to verify that you are a RadioShack shareholder.

Can I view these materials electronically?

This Notice of Annual Meeting of Shareholders and Proxy Statement and our 2007 Annual Report may be found on our corporate Web site www.radioshackcorporation.com, under the heading “Investor Relations.”

Where do I find the voting results of the meeting?

We will publish the voting results in our Form 10-Q for the second quarter of 2008, which we anticipate filing with the SEC in July 2008.

What is householding?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides convenience for shareholders and cost savings for companies. RadioShack and some brokers may household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Each shareholder will receive his or her own proxy card. Once you have received notice from your broker or us that they or we will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker (if your shares are held in a brokerage account) or us (if your shares are registered in your name). You can notify us by sending a written request to RadioShack Corporation, Attention: Shareholder Services, Mail Stop CF4-324, 300 RadioShack Circle, Fort Worth, Texas 76102, or by calling Shareholder Services at (817) 415-3021.

ITEM 1—ELECTION OF DIRECTORS

Nine directors are recommended for election to the board of directors at the 2008 annual meeting. Directors are elected for a one-year term and serve until the next annual meeting where their successors are elected, or if earlier, until their retirement, resignation or removal.

We have no reason to believe that any of the nominees will be unable or unwilling to serve, if elected. If any nominee, however, should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the board of directors, or the board of directors may reduce the number of directors.

NOMINEES FOR ELECTION AS DIRECTORS

Frank J. Belatti Age 60 Director since 1998

Mr. Belatti has served as Managing Partner of Equicorp Partners, LLC (an advisory services and investment banking firm) since January 2006. Mr. Belatti has also served as Chairman of AFC Enterprises, Inc. (the parent company of Popeyes Chicken & Biscuits) since November 1992. Mr. Belatti previously served as Chief Executive Officer of AFC Enterprises, Inc. from November 1992 to September 2005.

Mr. Belatti is currently the chair of the Corporate Governance Committee and is a member of the Executive Committee.

Julian C. Day Age 55 Director since 2006

Mr. Day was appointed Chief Executive Officer and Chairman of the Board of RadioShack in July 2006. Prior to his appointment, Mr. Day was a private investor. Mr. Day became the President and Chief Operating Officer of Kmart Corporation (a mass merchandising company) in March 2002 and served as Chief Executive Officer of Kmart from January 2003 to October 2004. Following the merger of Kmart and Sears, Roebuck and Co. (a broadline retailer), Mr. Day served as a Director of Sears Holding Corporation (the parent company of Sears, Roebuck and Co. and Kmart Corporation) until April 2006.

Mr. Day is currently the chair of the Executive Committee.

Robert S. Falcone Age 61 Director since 2003

Mr. Falcone is President and Chief Executive Officer of Nautilus, Inc. (a fitness equipment company). From July 2005 to August 2007 he was President and Chief Executive Officer of GCR Custom Research, LLC (a custom market research firm). From January 2005 to July 2006, Mr. Falcone was President and Chief Executive Officer of Catalyst Acquisition Group (a private equity buyout firm). From April 2003 through November 2004, Mr. Falcone was Executive Vice President and Chief Financial Officer of BearingPoint, Inc. (a consulting, systems integration and managed service firm). From March 2002 to March 2003, Mr. Falcone was a financial consultant to early stage enterprises, and he was Senior Vice President and Chief Financial Officer of 800.com (an Internet retailer of consumer electronics) from January 2000 to March 2002. He is a director of Nautilus, Inc.

Mr. Falcone is currently a member of the Audit and Compliance Committee.

Daniel R. Feehan Age 57 Director since 2003

Mr. Feehan has been Chief Executive Officer and President of Cash America International, Inc. (a provider of specialty financial services to individuals) since February 2000. He is a director of Cash America International, Inc. and AZZ Incorporated.

Mr. Feehan is currently a member of the Executive Committee. He has also been designated the presiding director of the board (please refer to the discussion on page 18 for additional information).

Richard J. Hernandez Age 64 Director since 2001

Mr. Hernandez retired as President of McKesson Corporate Solutions, McKesson Corporation (a provider of supply, information and care management products and services for the healthcare industry) in January 2005. From January 2000 to December 2004, Mr. Hernandez was the President of McKesson Corporate Solutions, McKesson Corporation.

Mr. Hernandez is currently a member of the Management Development and Compensation Committee.

H. Eugene Lockhart Age 58 Director since 2003

Mr. Lockhart has been a Partner of Diamond Castle Holdings (a buyout and private equity firm) since joining the firm in May 2005. From January 2003 to May 2005, Mr. Lockhart was a Venture Partner with Oak Investment Partners (a venture capital firm). From 2000 to 2003, he was Chairman of The New Power Company (a provider of energy and related services). Previously, Mr. Lockhart was the CEO of MasterCard International Incorporated (a credit card company). He is a director of IMS Health Inc., Asset Acceptance Capital Corp. and Huron Consulting Group Inc.

Mr. Lockhart is currently the chair of the Audit and Compliance Committee and a member of the Corporate Governance Committee and the Executive Committee.

Jack L. Messman Age 68 Director since 1993

Mr. Messman has been a private equity investor and a consultant since June 2006. From July 2001 to June 2006, Mr. Messman served as President, Chief Executive Officer and Chairman of the Board of Novell, Inc. (a provider of information solutions through various software platforms). Mr. Messman served as President and Chief Executive Officer of Cambridge Technology Partners, Inc. (now a subsidiary of Novell, Inc.) from July 1999 to June 2001. He is a director of Safeguard Scientifics, Inc., Timminco Limited, and AMG Advanced Metallurgical Group, N.V.

Mr. Messman is currently a member of the Audit and Compliance Committee.

Thomas G. Plaskett Age 64 Director since 1986

Mr. Plaskett has served as Chairman of Fox Run Capital Associates (a private consulting firm) since 1999, and is a corporate director and a business consultant. He is Chairman of the Board of Novell, Inc. and of Platinum Research Organization, Inc. and a director of Alcon, Inc.

Mr. Plaskett is currently a member of the Audit and Compliance Committee.

Edwina D. Woodbury Age 56 Director since 1998

Ms. Woodbury has been President and Chief Executive Officer of The Chapel Hill Press, Inc. (a publishing services company) since July 1999 and was a Consultant from January 1999 through June 1999. From February 1998 through December 1998, Ms. Woodbury was Executive Vice President—Business Process Redesign of Avon Products, Inc. (a direct seller of beauty and related products). She served as Senior Vice President, Chief Financial and Administrative Officer of Avon Products, Inc. from November 1993 to February 1998. She is a director of R. H. Donnelley Corp.

Ms. Woodbury is currently the chair of the Management Development and Compensation Committee and a member of the Corporate Governance Committee and the Executive Committee.

The board of directors recommends you vote FOR the election of each of the nominees listed above.

OWNERSHIP OF SECURITIES

Securities Owned by Directors and Officers

The following table sets forth information regarding beneficial ownership of common stock by each director and nominee, the named executive officers employed as of December 31, 2007 in the summary compensation table beginning on page 40, and our directors, nominees and executive officers as a group, as of February 29, 2008 (except as otherwise noted).

	Amount and Nature of Common Stock Beneficially Owned [1]
Name	Number of Shares Held of Record		Right to Acquire[2]	Number of Shares Beneficially Owned	Percent of Class		Deferred and Common Stock Units[3]
Frank J. Belatti, Director	2,505		116,000	118,505		*	14,134
Julian C. Day, Chairman of the Board and Chief Executive Officer	0		1,100,000	1,100,000		*	0
Robert S. Falcone, Director	2,424		20,000	22,424		*	14,134
Daniel R. Feehan, Director	2,609		20,000	22,609		*	23,568
Richard J. Hernandez, Director	915		68,000	68,915		*	25,687
H. Eugene Lockhart, Director	2,000		20,000	22,000		*	14,134
Jack L. Messman, Director	8,362		96,000	104,362		*	43,911
William G. Morton, Jr., Director[4]	6,186		96,000	102,186		*	27,967
Thomas G. Plaskett, Director	0		96,000	96,000		*	17,935
Edwina D. Woodbury, Director	1,000	[5]	80,000	81,000		*	20,641

James F. Gooch, Executive Vice President and Chief Financial Officer	70,687		97,916	168,603		*	0
Robert J. Kilinski, Senior Vice President – Marketing & Wireless	22,116		152,183	174,299		*	0
Cara D. Kinzey, Senior Vice President – Information Technology	6,560		13,333	19,893		*	0
John G. Ripperton, Senior Vice President – Supply Chain	17,069		24,858	41,927		*	0

Directors and executive officers as a group (17 people)	221,826		2,000,290	2,222,116	1.7%		202,111

David P. Johnson, Senior Vice President – Corporate Controller[6]	2,206		271,134	273,340			0

*	Less than 1%.

(1)	Each person has sole dispositive and voting power with respect to the shares indicated, except as otherwise noted.

(2)	Shares acquirable by exercising stock options within 60 days after February 29, 2008.

(3)	Deferred stock units and common stock units are not shares of common stock and have no voting power. The deferred stock units have been granted under the RadioShack 2004 Deferred Stock Unit Plan for Non-Employee Directors (Deferred Stock Unit Plan). The common stock units for directors represent director fee deferrals and partial RadioShack matches under the Directors’ Unfunded Deferred Compensation Plan. This column includes dividend equivalents paid to directors on deferred stock units and commons stock units, which are paid at the same rate as dividends paid on shares of RadioShack common stock. These stock units are distributable only in RadioShack common stock. Due to discontinuation of RadioShack’s Executive Deferred Compensation Plan and the Executive Deferred Stock Plan, executive officers held no deferred stock units or common stock units as of February 29, 2008.

(4)	Mr. Morton informed the board of directors on March 15, 2008 that he would not stand for re-election at the Company’s 2008 Annual Meeting of Shareholders. His service on the board of directors will terminate immediately prior to the 2008 Annual Meeting of Shareholders.

(5)	Shares held in an account on which there is a line of credit.

(6)	Mr. Johnson retired effective July 31, 2007. The number of shares held of record reflects information for Mr. Johnson as of that date.

Securities Owned by Principal Shareholders

The following table sets forth information as of the dates set forth below about shareholders we know as of February 29, 2008 to be the beneficial owners of more than 5% of RadioShack’s issued and outstanding common stock, based on a review of documents publicly filed with the SEC.

Name and Address	Number of Shares Beneficially Owned	Percent of Class
Barclays Global Investors, NA1 45 Fremont Street San Francisco, CA 94105	13,809,921	10.53%
BlackRock, Inc.[2] 40 East 52nd Street New York, NY 10022	12,157,565	9.27%
Goldman Sachs Asset Management, L.P.[3] 32 Old Slip New York, NY 10005	9,764,469	7.4%
Invesco Ltd.[4] 1360 Peachtree Street, NE Atlanta, GA 30309	13,822,553	10.54%
Janus Capital Management LLC[5] 151 Detroit Street Denver, Colorado 80206	8,974,471	6.8%

(1)	According to Schedule 13G/A filed with the SEC on February 11, 2008, the following entities are the beneficial owners of an aggregate of 13,809,921 shares (or 10.53%) of RadioShack common stock: Barclays Global Investors, NA is the beneficial owner of 10,193,567 shares; Barclays Global Fund Advisors is the beneficial owner of 1,191,746 shares; Barclays Global Investors, Ltd. is the beneficial owner of 1,697,283 shares; Barclays Global Investors Japan Limited is the beneficial owner of 549,491 shares; and Barclays Global Investors Canada Limited is the beneficial owner of 177,834 shares. Together, these reporting persons have sole voting power with respect to 11,924,613 shares and sole dispositive power with respect to 13,809,921 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the above-referenced Schedule 13G/A.

(2)	According to Schedule 13G filed with the SEC on February 8, 2008, BlackRock, Inc., on behalf of its investment advisory subsidiaries, is the beneficial owner of an aggregate of 12,157,565 shares (or 9.27%) of RadioShack common stock, with shared voting power and shared dispositive power with respect to 12,157,565 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the above-referenced Schedule 13G.

(3)	According to Schedule 13G/A filed with the SEC on February 1, 2008, Goldman Sachs Asset Management, L.P. is the beneficial owner of an aggregate of 9,764,469 shares (or 7.4%) of RadioShack common stock, and has sole voting power with respect to 6,189,356 shares, shared voting power with respect to 456,826 shares, sole dispositive power with respect to 8,857,443 shares, and shared dispositive power with respect to 907,026 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the above-referenced Schedule 13G/A.

(4)

According to Schedule 13G/A filed with the SEC on February 14, 2008, the following entities are the beneficial owners of an aggregate of 13,822,553 shares (or 10.54%) of RadioShack common stock: AIM Advisors, Inc.; AIM Capital Management, Inc.; AIM Private Asset Management, Inc.; Invesco Asset

Management Deutschland GmbH; Invesco Asset Management (Japan) Limited; Invesco Asset Management Limited; Invesco Asset Management S.A.; Invesco Institutional (N.A.), Inc.; Invesco Kapitalanlagegesellschaft mbH; Invesco Management S.A.; and PowerShares Capital Management LLC. Together, these reporting persons have sole voting power with respect to 13,822,553 shares and sole dispositive power with respect to 13,822,553 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the above-referenced Schedule 13G/A.

(5)	According to Schedule 13G filed with the SEC on February 14, 2008, Janus Capital Management LLC is the beneficial owner of an aggregate of 8,974,471 shares (or 6.8%) of RadioShack common stock, and has shared voting power and shared dispositive power with respect to 8,974,471 shares. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in the above-referenced Schedule 13G.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Executive officers, directors and certain persons who own more than 10% of RadioShack common stock are required by Section 16(a) of the Securities Exchange Act of 1934 and related regulations:

•	to file reports of their ownership of common stock with the SEC, and

•	to furnish us with copies of the reports.

Except as described below, we believe that all required Section 16(a) reports were timely filed in 2007. Radioshack inadvertently failed to timely file Form 4 in connection with the following transactions:

•

Mr. Feehan received 31 common stock units on March 26, 2006 in connection with his deferral of meeting or retainer fees pursuant to the RadioShack Corporation Unfunded Deferred Compensation Plan for non-employee directors. These common stock units were reported on March 27, 2007.

•

When Mr. Ripperton became an executive officer he held 1,990 common stock units in the RadioShack Corporation Executive Deferred Stock and/or Executive Deferred Compensation Plans. When these plans were discontinued and final distributions were made to plan participants, Mr. Ripperton received 1,990 shares of RadioShack common stock. His common stock units were omitted from his Form 3, filed on November 6, 2006, and included on Form 4 dated March 5, 2007 promptly after distribution of the associated shares to Mr. Ripperton.

•	Form 4’s were filed on November 21, 2007 in connection with stock option grants dated November 16, 2007 for Messrs. Gooch, Kilinski, and Ripperton.

MEETINGS AND COMMITTEES OF THE BOARD

Information about Meetings, Attendance and Committees

In 2007, the board of directors held 5 meetings (both in person and by telephone), and committees of the board of directors held a total of 24 meetings (both in person and by telephone). Each director attended at least 88% of the aggregate of all meetings of the board of directors and the committees on which he or she served during 2007, and average attendance by the incumbent directors was in excess of 96%.

The board has four standing committees: the Audit and Compliance Committee, the Corporate Governance Committee, the Executive Committee, and the Management Development and Compensation Committee. While the board previously had five standing committees, the board unanimously determined on May 17, 2007 that the

Finance and Strategic Transactions Committee would no longer continue to meet. The previous duties of the Finance and Strategic Transactions Committee have been assumed by the board and other committees. Other than the Executive Committee, all of the standing committees are composed entirely of independent, non-employee directors.

Executive sessions without management directors present are scheduled at each board meeting. Daniel R. Feehan has been designated as the presiding director for each executive session of the board. Additional information about this role is described under “Presiding Director” on page 18.

The board of directors and each committee of the board (other than the Executive Committee) conducted an evaluation of their performance in 2007.

Board Committees and Functions

Audit and Compliance Committee

Members:	Four independent, non-employee directors: • H. Eugene Lockhart (Chair) • Robert S. Falcone • Jack L. Messman • Thomas G. Plaskett

Number of Meetings Held in 2007: 8

Functions:

•       Assists the board of directors in fulfilling its oversight responsibilities with respect to the integrity of

•       RadioShack’s financial statements,

•       the financial reporting and disclosure control process,

•       the systems of internal accounting and financial controls,

•       the internal audit function,

•       the annual independent integrated audit of RadioShack’s financial statements and internal control over financial reporting, and

•       RadioShack’s compliance with legal and regulatory requirements.

•       Oversees RadioShack’s financial controls (including appropriate disclosure controls and procedures and internal control over financial reporting).

•       Oversees and evaluates the performance of RadioShack’s independent registered public accounting firm (the “independent auditors”), including a review and evaluation of the independent auditors’ qualifications and independence, the engagement partner and the quality review partner.

•       Seeks to maintain free and open communication among the committee, independent auditors, the internal auditors and management.

•       Produces an annual report for inclusion in the proxy statement.

Financial Experts:	The board of directors has unanimously determined that each member of the Audit and Compliance Committee is financially literate under New York Stock Exchange listing standards and that at least one member has financial management expertise. Additionally, the board of directors has unanimously determined that each of the following independent members of the Audit and Compliance Committee qualifies as an “audit committee financial expert” within the meaning of SEC regulations: Robert S. Falcone, H. Eugene Lockhart, Jack L. Messman and Thomas G. Plaskett.

Corporate Governance Committee

Members:	Three independent, non-employee directors: • Frank J. Belatti (Chair) • H. Eugene Lockhart • Edwina D. Woodbury

Number of Meetings Held in 2007: 5

Functions:

•        Develops, recommends, implements and maintains RadioShack’s Corporate Governance Framework.

•        Identifies and recommends directors and committee members.

•        Oversees the board and evaluates senior management.

•        Oversees board and committee evaluations.

•        Oversees RadioShack’s Code of Ethics.

•        Oversees risk management and compliance.

Executive Committee

Members:	Five directors, including four independent, non-employee directors: • Julian C. Day (Chair) • Frank J. Belatti • Daniel R. Feehan • H. Eugene Lockhart • Edwina D. Woodbury

Number of Meetings Held in 2007: 1

Functions:

•        Exercises all powers of the board of directors when it is impracticable to assemble the full board, unless the actions are otherwise prohibited by law or involve amending the charter of any committee of the board.

Finance and Strategic Transactions Committee *

Members:	Four independent, non-employee directors: • Daniel R. Feehan (Chair) • Frank J. Belatti • Thomas G. Plaskett • Edwina D. Woodbury

Number of Meetings Held in 2007: 4

Functions:	• Assists the board with its responsibility relating to oversight of RadioShack’s financial affairs and strategic transactions.

* As noted above, the Board unanimously determined on May 17, 2007 that the Finance and Strategic Transactions Committee would no longer continue to meet.

Management Development and Compensation Committee (MD&C Committee)

Members:	Three independent, non-employee directors: • Edwina D. Woodbury (Chair) • Richard J. Hernandez • William G. Morton, Jr.

Number of Meetings Held in 2007: 6

Functions:

•        Reviews and approves annually the corporate goals and objectives related to the CEO’s compensation, evaluates the CEO’s performance in light of the goals and objectives and, based on this evaluation, sets the CEO’s annual compensation.

•        Appoints our executive officers and may appoint other officers.

•        Approves annually the overall compensation methodology for our officers (including executive officers), as well as the individual compensation components of this overall methodology.

•        Approves any compensation agreements between RadioShack and any executive officer (other than agreements with the CEO, which are approved by the board).

•        Reviews and administers our incentive compensation and equity-based compensation plans and other benefit plans.

•        Reviews and discusses the Compensation Discussion and Analysis section, included in the proxy statement, with management and produces an annual report for inclusion in the proxy statement.

Committee Charters

A copy of the charters of the Audit and Compliance Committee, the Corporate Governance Committee, the Executive Committee, and the MD&C Committee may be found on our corporate Web site www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.” You can obtain a copy of each of these charters by mailing a request to RadioShack Corporation, Assistant Corporate Secretary, Mail Stop CF4-101, 300 RadioShack Circle, Fort Worth, Texas 76102.

CORPORATE GOVERNANCE

Director Independence

The board of directors has adopted criteria for determining whether a director is independent from management. The board believes that at least 75% of its members should be independent, non-employee directors. The board annually reviews commercial and charitable relationships that directors may have with RadioShack to determine whether RadioShack’s non-employee directors are, in fact, independent.

To assist it in determining director independence, the board has established the following guidelines consistent with the listing standards of the New York Stock Exchange:

•	No director who is a current employee, or who has been an employee within the preceding three years, of RadioShack may be considered independent.

•	No director who is, or whose immediate family member is, a current partner of RadioShack’s independent auditors may be considered independent.

•	No director who is a current employee of RadioShack’s independent auditors may be considered independent.

•

No director who has an immediate family member who is a current employee of RadioShack’s independent auditors and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice may be considered independent.

•	A director will not be considered independent if, within the preceding three years:

•	an immediate family member of the director has been an executive officer of RadioShack;

•

the director or an immediate family member of the director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from RadioShack (other than director and committee fees);

•	the director or an immediate family member was a partner or employee of RadioShack’s independent auditors and personally worked on RadioShack’s audit within that time;

•	an executive officer of RadioShack was on the compensation committee of a company that employed the director or an immediate family member of the director as an executive officer; or

•

the director is an executive officer or an employee of, or an immediate family member was an executive officer of, another company that makes payments to or receives payments from RadioShack, in an annual amount that, in any year, exceed the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

•	The following commercial or charitable relationships will not, by themselves, impair a director’s independence:

•

a director is an executive officer of another company that is indebted to RadioShack, or to which RadioShack is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company for which he or she serves as an executive officer;

•

a director serves as an officer, director or trustee of a charitable organization and RadioShack’s charitable contributions to such organization are less than the greater of $1,000,000 or 2% of the organization’s total annual charitable receipts; or

•

a director is an executive officer of another company that does business with RadioShack, and the payments made to or received from RadioShack, annually, in any year, are less than the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

•

For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, will be made by the directors who satisfy the independence guidelines set forth above. If the board determines that a relationship is not material, and the relationship does not satisfy one of the specific categories of immaterial relationships identified above, RadioShack will explain in its proxy statement the basis for the board’s determination.

•

Members of the Audit and Compliance Committee may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from RadioShack (other than director fees) and may not be otherwise affiliated with RadioShack or its subsidiaries.

A copy of these independence guidelines is also available on our corporate Web site www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.”

The board of directors has reviewed transactions or relationships between the directors, or members of their immediate family, and RadioShack, its senior management and its independent auditors. Based on this review and in accordance with RadioShack’s independence criteria, the board of directors has affirmatively determined that each of the following nine non-employee directors has no material relationship with RadioShack and is independent from management:

• Frank J. Belatti	• Richard J. Hernandez	• William G. Morton, Jr.
• Robert S. Falcone	• H. Eugene Lockhart	• Thomas G. Plaskett
• Daniel R. Feehan	• Jack L. Messman	• Edwina D. Woodbury

The board of directors has also determined that each of the committees of the board of directors, other than the Executive Committee, is composed entirely of independent, non-employee directors.

In determining that each of the non-employee directors is independent, the board considered that RadioShack and its subsidiaries in the ordinary course of business sell products and services to, or purchase products and services from, companies at which certain directors serve or have served as an executive officer. In each case, the amount paid to or received from these companies in each of the last three years did not approach the 2% of total revenue threshold in the guidelines stated above. The board also determined that these transactions were not otherwise material to the other company or to RadioShack and that none of our directors had a material interest in the transactions with these companies. The board therefore determined that none of these relationships impaired the independence of the directors. The board also considered that some of RadioShack’s directors, were directors (but not officers) of companies or institutions that RadioShack sells products and services to or purchases products or services from, but determined that these relationships did not impair the independence of those directors. In addition, the board considered in 2007 that Mr. Lockhart’s son was employed as a RadioShack store manager until June 2007; however, the board noted that his son was not an executive officer of RadioShack and received less than $100,000 in compensation from RadioShack. The board determined that this relationship did not impair Mr. Lockhart’s independence.

RadioShack’s Corporate Governance Framework

The board of directors has for many years followed specific policies regarding corporate governance and has incorporated these policies and procedures into its Corporate Governance Framework. You can review a copy of RadioShack’s Corporate Governance Framework on our corporate Web site located at www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.” In addition, you can obtain a copy of the Corporate Governance Framework by mailing a request to RadioShack Corporation, Assistant Corporate Secretary, Mail Stop CF4-101, 300 RadioShack Circle, Fort Worth, Texas 76102.

Responsibilities of the Board of Directors

The Corporate Governance Framework provides that the responsibilities of the board are to:

•	Oversee legal compliance and ethical conduct. Please see the discussion below under “Code of Conduct and Financial Code of Ethics.”

•

Select the Chief Executive Officer and other senior management with due care, and establish compensation and benefits for these executives that, in addition to appropriate base salaries, will include appropriate performance-based bonuses and incentive compensation plans.

•	Evaluate the performance of the Chief Executive Officer and other senior management and make changes as may be required, in the sole discretion of the board of directors.

•	Provide oversight of senior management succession planning and, in the case of Chief Executive Officer succession planning, assume sole responsibility for the selection process and decision.

•	Review and approve RadioShack’s long-term and short-term strategic business and financial plans, and monitor regularly RadioShack’s performance with respect to these plans.

•	Provide general oversight of the business and management of RadioShack.

•	Evaluate the processes and performance of the board and its committees.

•	Propose nominees, upon the recommendation of the Corporate Governance Committee, for election as directors.

•	Determine director compensation and establish board service policies.

•	Establish and maintain a mechanism for shareholders to communicate directly with the presiding director and the chair of the Audit and Compliance Committee.

•	Engage professional advisors directly, as needed to fulfill its responsibilities.

•	Consider the impact of actions taken by the board and senior management on shareholders, employees, customers, suppliers, lenders, and the communities in which RadioShack operates.

Code of Conduct and Financial Code of Ethics

In connection with the board’s responsibility to oversee RadioShack’s legal compliance and ethical conduct, the board of directors has established and approved RadioShack’s Code of Ethics and Financial Code of Ethics.

•

The Code of Ethics consists of RadioShack’s values and its Code of Conduct. The Code of Ethics represents a framework for decision-making and is an expression of RadioShack’s core values and expectations regarding business conduct.

•	The Code of Ethics, including the Code of Conduct, is applicable to RadioShack’s directors, officers and employees.

•

RadioShack’s Financial Code of Ethics addresses the responsibilities of RadioShack’s Chief Executive Officer, President, Chief Financial Officer and Controller concerning the roles of these individuals with respect to the oversight of RadioShack’s financial practices.

•	The Corporate Governance Committee reviews and oversees compliance with the Code of Conduct and the Financial Code of Ethics.

•

You can review the Code of Conduct and the Financial Code of Ethics on our corporate Web site www.radioshackcorporation.com, under the heading “Investor Relations” and the sub-heading “Corporate Governance.” In addition, you can obtain a copy of the Code of Conduct and the Financial Code of Ethics by mailing a request to RadioShack Corporation, Assistant Corporate Secretary, Mail Stop CF4-101, 300 RadioShack Circle, Fort Worth, Texas 76102. RadioShack intends to post amendments to or waivers from its Code of Conduct or Financial Code of Ethics (to the extent applicable to any senior executive officer or director of RadioShack) at this location on its website.

Structure of the Board of Directors

The Corporate Governance Framework sets forth the following concerning the structure of the board of directors:

•	Under RadioShack’s bylaws, the board of directors determines the number of directors, but there must be at least three directors.

•

The board of directors annually elects a chairman of the board from among the directors to preside over meetings of the shareholders and the board. The board may, in its discretion, separate or combine the offices of Chairman of the Board, Chief Executive Officer and President.

•

A majority of the directors must be “independent,” under the listing standards of the New York Stock Exchange and under applicable laws and regulations. It is the goal and present practice of the board of directors that at least 75% of the directors be independent. In addition, no more than two directors may be RadioShack employees. Assuming the re-election of all director nominees, 90% of the board will be independent.

•	Only independent directors can serve on the Audit and Compliance Committee, the Corporate Governance Committee and the MD&C Committee.

The Corporate Governance Framework sets forth the following concerning directors:

•	Under RadioShack’s bylaws, directors are elected each year at the annual meeting of shareholders.

•

Directors are expected to attend regularly scheduled board and committee meetings and to use their best efforts to attend non-regularly scheduled board and committee meetings. In the event that a director’s absentee rate must be disclosed in the proxy statement, there is a presumption that the director is unable to participate in the responsibilities as a director and will not stand for re-election. The board of directors may consider unique circumstances and waive this presumption.

•

Newly appointed or elected directors are required to attend orientation sessions conducted by RadioShack to familiarize themselves with RadioShack. In addition, it is expected that directors will attend at least twenty-four hours of continuing education during a three-year period.

•

Each non-employee director should inform the chair of the Corporate Governance Committee and the chairman of the board of any principal occupational change (including retirement) and should volunteer to resign from the board.

•	Directors are required to retire from the board immediately prior to the annual meeting of shareholders following their 72nd birthday.

Desired Characteristics of Individual Directors and the Board

•

The board of directors is required to be composed of a majority of non-employee directors with a diverse range of talents, expertise and occupational backgrounds. As such, when considering and evaluating potential board nominees, the competencies of the entire board and characteristics of individual directors should be considered.

•	Nominees to the board of directors may be identified by various methods, including by shareholder nomination, director search firms or by present board members.

•	Potential new and incumbent directors should demonstrate or possess a preponderance of the following personal characteristics:

•	demonstrable personal commitment to the long-term interests of the shareholders,

•	strength of character,

•	leadership,

•	highest personal and professional ethics, integrity, and values,

•	independence from RadioShack and its affiliates,

•	personal accountability,

•	informed judgment,

•	open participation in deliberations,

•	inquisitive personality,

•	independent thinker,

•	wise counsel,

•	financial literacy,

•	mature self-confidence,

•	investment of time and effort on consistent basis,

•	high performance standards, and

•	demonstration of proven track record in area of expertise.

•

The composition of the board, as a whole, should represent diverse experiences at the policy-making levels of significant commercial enterprises. Additionally, the collective competencies of the board should include directors with expertise in one or more of the following areas:

•	accounting and finance,

•	broad business judgment,

•	management experience at a senior policy-making level in one or more functional areas of a major public company,

•	crisis management,

•	industry knowledge,

•	international markets, and

•	strategy and vision.

The Corporate Governance Committee utilizes a director search firm from time to time to assist it in identifying and evaluating potential director candidates.

Presiding Director

The non-employee directors appoint a presiding director to strengthen the independence and the role of the non-employee directors. The duties of the presiding director are to:

•	Preside at board meetings in the absence of the chairman of the board, or upon designation by a majority of directors.

•	Preside at executive sessions or other meetings of the non-management directors.

•	Recommend the retention of consultants, legal, financial, or other professional advisors who are to report directly to the board.

•	Consult with the chairman of the board as to agenda items for board and committee meetings.

•	Coordinate with committee chairs in the development and recommendations relative to board and committee meeting schedules.

Director Stock Ownership Requirements

RadioShack’s bylaws require that, by the fourth anniversary of each director’s election or appointment, he or she own shares having a fair market value of not less than 200% of the board of directors’ annual retainer. For purposes of determining compliance with this provision, deferred stock units and common stock units (including units issued under the Deferred Stock Unit Plan and the Unfunded Deferred Compensation Plan for Directors) credited to the directors’ accounts are counted. As of February 29, 2008, each director was in compliance with this requirement.

Directors’ Attendance at the Annual Meeting

RadioShack encourages each of its directors and nominees for director to attend the annual meeting of shareholders, although attendance is not mandatory. Each of the directors attended the annual shareholders’ meeting for 2007, and it is anticipated that each of the directors will attend the annual meeting for 2008.

Communications with the Board of Directors

Communications with the Presiding Director. Shareholders and other interested parties who wish to communicate with the board of directors or who have concerns regarding RadioShack that pertain to matters other than accounting, internal accounting controls or auditing matters can communicate confidentially with RadioShack’s presiding director, Mr. Daniel R. Feehan, by using the following methods:

•	by mail:

RadioShack Corporation

c/o Corporate Secretary

Mail Stop CF4-101

300 RadioShack Circle

Fort Worth, Texas 76102

Attn: Presiding Director

•	by e-mail:

PresidingDirector@radioshack.com

•	by telephone (toll-free):

1-877-723-4699

Communications with the Chair of the Audit and Compliance Committee. Shareholders and other interested parties with concerns regarding RadioShack that pertain to matters concerning accounting, internal accounting controls or auditing matters or that relate to RadioShack’s Financial Code of Ethics can communicate confidentially with RadioShack’s chair of the Audit and Compliance Committee, Mr. H. Eugene Lockhart, by using the following methods:

•	by mail:

RadioShack Corporation

c/o Corporate Secretary

Mail Stop CF4-101

300 RadioShack Circle

Fort Worth, Texas 76102

Attn: Chair of the Audit and Compliance Committee

•	by e-mail:

ChairofAuditCommittee@radioshack.com

•	by telephone (toll-free):

1-877-723-4699

Please note that the telephone number listed above for the presiding director and the chair of the Audit and Compliance Committee is administered by an independent third party and therefore does not provide direct communications with either the presiding director or the chair of the Audit and Compliance Committee.

Mail sent to the address listed above for the presiding director or the chair of the Audit and Compliance Committee will be forwarded, unopened, by the Corporate Secretary to the presiding director or the chair of the Audit and Compliance Committee, as applicable. Calling the toll-free number allows shareholders and other interested parties to make reports anonymously and confidentially.

NON-EMPLOYEE DIRECTOR COMPENSATION

Components of Non-Employee Director Compensation

Any director who is a RadioShack employee receives no additional compensation for serving on the board of directors. Components of non-employee director compensation in 2007 were as follows:

Components	Compensation
Annual board retainer [1]	$40,000

Annual grant of deferred stock units	Deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $105,000 on the grant date[2]

Annual retainer for committee chair[1]	$15,000

Annual retainer for Presiding Director[1]	$20,000

Board meeting fee[1] (each in-person meeting attended)	$1,500

Board meeting fee[1] (each conference call meeting attended)	$1,000

Committee meeting fee[1] (each in-person meeting attended)	$1,250

Committee meeting fee[1] (each conference call meeting attended)	$1,250

Expenses of attending meetings	Reimbursement of actual expenses incurred

New director grant of deferred stock units	One-time grant of deferred stock units equal to the number of shares of RadioShack common stock with a fair market value of $150,000 on the grant date[2]

(1)	Each non-employee director may elect before December 31 of each year to have 50% or 100% of the annual retainer and/or meeting fees paid in shares of common stock pursuant to the Unfunded Deferred Compensation Plan for Directors; otherwise, these fees will be paid in cash.

(2)	On February 22, 2007, the board of directors amended the Deferred Stock Unit Plan to modify the number of shares received pursuant to the new director and annual grants. See the description of the plan below.

Unfunded Deferred Compensation Plan for Directors. Under RadioShack’s Unfunded Deferred Compensation Plan for Directors, non-employee directors may elect to defer payment of all or a specified part of their annual retainer fees and meeting fees. Interest is credited for fees deferred in cash at 1% below the prime rate. If a director elects to defer payment of fees payable in common stock of RadioShack for more than three years, RadioShack will make a contribution of 25% of the amount deferred in common stock.

Dividend equivalents are paid on outstanding deferred stock units and common stock units. Non-employee directors receive shares of common stock equal to the number of vested deferred stock units in their account only when their service as a director terminates. Deferred Stock Units vest in equal amounts over three years.

Other Items. RadioShack reimburses directors for travel and lodging expenses that they incur in connection with their attendance at directors’ meetings and shareholders’ meetings. Each director also receives a discount card that entitles the director to receive a 30% discount on RadioShack-branded merchandise and a 10% discount on certain branded merchandise purchased at RadioShack stores. This discount card is available to full-time employees of RadioShack as well. In addition, directors were entitled to participate in the RadioShack matching gift program until its discontinuation on April 12, 2007. Under the program, RadioShack matched up to 100% of charitable donations over $35 made to eligible charities. Through April 12, 2007, this match was up to a maximum of $500 per year for each individual.

2007 Non-Employee Director Compensation

The following table shows the compensation paid to RadioShack’s non-employee directors for the year ended December 31, 2007.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compensation[5] ($)	Total ($)
Frank J. Belatti	$74,313	$105,000	—	—	—	$179,313
Robert S. Falcone	$67,500	$105,000	—	—	$500	$173,000
Daniel R. Feehan	$74,918	$105,000	—	—	$9,903	$189,821
Richard J. Hernandez	$60,000	$105,000	—	—	$10,664	$175,664
H. Eugene Lockhart	$69,063	$105,000	—	—	$5,000	$179,063
Jack L. Messman	$58,750	$105,000	—	—	$1,468	$165,218
William G. Morton, Jr.	$59,500	$105,000	—	$817	$365	$165,700
Thomas G. Plaskett	$80,000	$105,000	—	—	$233	$185,233
Edwina D. Woodbury	$74,313	$105,000	—	$437	$5,399	$185,158

(1)	The amounts shown in column (b) include cash payments and payments to Messrs. Feehan and Hernandez in the form of deferred shares of RadioShack stock under the Unfunded Deferred Compensation Plan for Directors. At their election, Messrs. Feehan and Hernandez received $37,459 and $40,000 in fees, respectively, in the form of deferred shares. Column (b) excludes dividends paid on deferred shares of RadioShack stock, which are paid at the same rate as dividends paid on RadioShack common stock.

(2)	The amounts shown in column (c) represent the dollar amount recognized for financial statement reporting purposes with respect to the 2007 fiscal year in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No. 123R) for deferred stock units granted to directors under the Deferred Stock Unit Plan. The valuation methodology and assumptions regarding these grants of deferred stock units are described in “Stock-Based Compensation” in Note 2 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements, contained in RadioShack’s Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 26, 2008.

(3)	The following table provides the grant date fair value of each equity award computed in accordance SFAS No. 123R; the aggregate number of stock awards (representing outstanding deferred stock units under the Deferred Stock Unit Plan); and the aggregate number of option awards outstanding at December 31, 2007. Outstanding option awards listed in the last column represent stock options granted prior to the adoption of the Deferred Stock Unit Plan in 2004. These options have been fully expensed and are now fully vested and exercisable.

Name	Grant Date Fair Value of Equity Award	Aggregate Number of Stock Awards Outstanding at December 31, 2007	Aggregate Number of Option Awards Outstanding at December 31, 2007
Frank J. Belatti	$105,000	14,134	116,000
Robert S. Falcone	$105,000	14,134	20,000
Daniel R. Feehan	$105,000	14,134	20,000
Richard J. Hernandez	$105,000	14,134	68,000
H. Eugene Lockhart	$105,000	14,134	20,000
Jack L. Messman	$105,000	14,134	96,000
William G. Morton, Jr.	$105,000	14,134	96,000
Thomas G. Plaskett	$105,000	14,134	96,000
Edwina D. Woodbury	$105,000	14,134	80,000

(4)	The amounts shown in column (e) represent interest paid by RadioShack on fees deferred in cash by the directors under the Unfunded Deferred Compensation Plan for Directors (which is equal to 1% below the prime rate), less 120% of the applicable monthly federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code of 1986, as amended (Internal Revenue Code)).

(5)	The amounts shown in column (f) represent (1) the 25% matching contributions paid by RadioShack in 2007 for fees deferred in stock and dividends paid on deferred stock under the Unfunded Deferred Compensation Plan for Directors, and (2) amounts paid by RadioShack to eligible charities in 2007 on behalf of the directors under RadioShack’s matching gift program. Messrs. Feehan, Hernandez, Messman, Morton, Plaskett and Ms. Woodbury received $9,903; $10,664; $1,468; $365; $233; $399, respectively, in matching contributions paid on both deferred stock and dividends on deferred stock under the Unfunded Deferred Compensation Plan for Directors in 2007.

REPORT OF THE AUDIT AND COMPLIANCE COMMITTEE

Respective Responsibilities of the Committee, Management and the Independent Auditors

As discussed in its charter, the primary responsibility of the Audit and Compliance Committee is to oversee RadioShack’s financial controls (including appropriate disclosure controls and procedures and internal control over financial reporting) and reporting processes on behalf of the board and to report the results of its activities to the board. Management is responsible for preparing RadioShack’s financial statements. PricewaterhouseCoopers LLP, RadioShack’s independent auditors, is responsible for performing an integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The function of the committee is to provide business, financial and accounting oversight at the board level, along with advice, counsel, and direction to management and the independent auditors on the basis of information it receives, discussions with management and the independent auditors, and the experience of the committee’s members. The committee’s role is not intended to duplicate or to certify the activities of management and the independent auditors.

Independence of Committee Members

Each of the members of the committee meets the independence and experience requirements of the New York Stock Exchange and the SEC. Additionally, the board of directors has unanimously determined that each of the following members of the committee qualifies as an “audit committee financial expert” within the meaning of SEC regulations and possesses “accounting or related financial management expertise” within the meaning of the New York Stock Exchange Listing Standards: Robert S. Falcone, H. Eugene Lockhart, Jack L. Messman and Thomas G. Plaskett.

The Committee and its Charter

The committee is a separately-designated standing audit committee established in accordance with Section 3(a) (58)(A) of the Securities Exchange Act of 1934. The committee has adopted, and annually reviews, a charter outlining the practices that it follows. The charter complies with all current regulatory requirements and the requirements of the New York Stock Exchange and the SEC.

Discussions of the Committee

Throughout 2007, the committee met and held many discussions with management and the independent auditors. The committee also held a number of meetings, without members of RadioShack’s management present, with RadioShack’s Chief Financial Officer, internal auditor and independent auditors.

Among other things, during these meetings, the committee reviewed and discussed RadioShack’s audited consolidated financial statements with RadioShack’s management and the independent auditors. The committee also discussed with the independent auditors other matters required to be discussed by the independent auditors with the committee under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees), which include, among other items, matters related to the conduct of the audit of RadioShack’s consolidated financial statements. The committee also received and discussed with the independent auditors their annual written report on their independence from RadioShack and its management, which is issued under Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence. These discussions with the independent auditors included an examination of whether the provision of non-audit services provided by them to RadioShack during 2007 was compatible with the auditors’ independence. In addition, the committee obtained and reviewed a report by the independent auditors describing the firm’s internal quality-control procedures and related matters, as required by the listing standards of the New York Stock Exchange.

The committee also reviewed key initiatives and programs aimed at maintaining and strengthening the effectiveness of RadioShack’s internal control over financial reporting and disclosure control and procedures. As part of this process, the committee continues to monitor the scope and adequacy of RadioShack’s internal auditing program, and to review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

In reliance on these reviews and discussions, and the report of the independent auditors, the committee has recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in RadioShack’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

H. Eugene Lockhart (Chair)	Jack L. Messman
Robert S. Falcone	Thomas G. Plaskett

ITEM 2—RATIFICATION OF THE APPOINTMENT

OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS

The Audit and Compliance Committee has appointed PricewaterhouseCoopers LLP to serve as independent auditors for the fiscal year ending December 31, 2008, subject to the ratification of the appointment by RadioShack’s shareholders as described below.

Fees and Services of the Independent Auditors

PricewaterhouseCoopers LLP performed the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting for the years ended December 31, 2007 and December 31, 2006, respectively. The following is a summary of the fees billed to RadioShack by PricewaterhouseCoopers LLP for professional services rendered for the years ended December 31, 2007 and December 31, 2006, respectively:

Fee Category	2007 Fees	2006 Fees
Audit fees	$1,728,315	$2,098,900
Audit-related fees	154,508	138,660
Tax fees	—	21,940
All other fees	—	1,600

Total fees	$1,882,824	$2,261,100

Audit Fees. Consist of fees billed for professional services rendered for the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports, along with services that only the independent auditors can provide. These services include statutory and regulatory filings or comfort letters, statutory audits, attestation services (except those not required by statute or regulation), and consents with respect to, assistance with, and review of certain documents filed with the SEC.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of RadioShack’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions and other transactions, attestation services related to financial reporting that are not required by statute or regulation, and consultations concerning financial standards as well as the impact of proposed accounting rules and standards.

Tax Fees. Consist of fees billed for tax services that are unrelated to the integrated audit of RadioShack’s consolidated financial statements and internal control over financial reporting. These services include assistance regarding federal, state, employee benefit plan and international tax compliance, approved tax planning, review of returns and other tax advice.

All Other Fees. Consist of fees for products and services other than the services reported above. In fiscal year 2006, these services included an accounting research software license fee.

Policy for Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent auditors. Pre-approval is generally provided for up to one calendar year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to, and do, periodically report to the committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, along with the fees for the services performed to date. The committee may also pre-approve particular services on a case-by-case basis. The committee separately pre-approved all audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP for the year ended December 31, 2007.

In connection with its pre-approval, the committee considers whether the provision of any permissible non-audit services is compatible with maintaining the independence of the independent auditors. The committee has determined the provision of the permissible non-audit services described above is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Other Information

One or more representatives of PricewaterhouseCoopers LLP, RadioShack’s independent auditors for the fiscal year ended December 31, 2007, will be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of shares of common stock voting in person or by proxy at the annual meeting. If the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit and Compliance Committee will reconsider the appointment.

The board of directors recommends you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

ITEM 3—SHAREHOLDER PROPOSAL

REGARDING MAJORITY VOTING

The following proposal was submitted by a shareholder. If the shareholder proponent, or a representative who is qualified under state law, is present and submits this proposal for a vote, then the proposal will be voted upon at the annual meeting. In accordance with Federal securities regulations, we include the shareholder proposals plus any supporting statements exactly as submitted by the proponent. To make certain readers can easily distinguish between material provided by the proponent and material provided by RadioShack, we have put a box around material provided by the proponent.

United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, N.W., Washington, D.C. 20001, owner of 2,218 shares of RadioShack common stock, has advised us that it intends to introduce the following resolution:

3—Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of RadioShack Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and recently Pfizer have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post-election director resignation policy without a majority vote standard in company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Board response to shareholder proposal regarding majority vote standard:

The board of directors recommends that shareholders vote FOR this proposal for the following reasons:

In recent years, increasing numbers of companies have adopted a majority vote standard for uncontested director elections so that shareholders will have a more meaningful role in the election of directors. Corporate governance experts generally believe that majority voting will become the norm over the next few years. The Board also believes the trend towards adoption of majority voting is clear and will continue. Moreover, the considerable discussion within the corporate governance community about majority voting has now produced valuable guidance as to how best to implement a majority vote standard. The Board has long been committed to good governance practices and supporting adoption of majority voting at this time is consistent with this aim.

The board of directors recommends you vote FOR

the shareholder proposal regarding majority vote standard.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section discusses RadioShack’s executive compensation program, including the compensation awarded to, earned by, or paid to our named executive officers and the material elements of their compensation. RadioShack’s “named executive officers” who were employees at December 31, 2007 include

•	Julian C. Day, Chairman of the Board and Chief Executive Officer;

•	James F. Gooch, Executive Vice President and Chief Financial Officer;

•	Robert J. Kilinski, Senior Vice President – Marketing & Wireless;

•	Cara D. Kinsey, Senior Vice President – Information Technology; and

•	John G. Ripperton, Senior Vice President – Supply Chain.

RadioShack’s named executive officers also include, as applicable, the other individual listed on the Summary Compensation Table on page 40.

Compensation Philosophy and Objectives

The MD&C Committee of the board of directors oversees RadioShack’s executive compensation program, as well as establishes and reviews the program’s overall compensation philosophy. The MD&C Committee believes that RadioShack’s compensation program for its named executive officers should be designed to encourage and reward enhancement of shareholder value by linking the financial interest of these executives to the financial interests of RadioShack’s shareholders.

The program focuses on the following key objectives:

RadioShack’s compensation program is designed to encourage executive performance that benefits the overall organizational results by linking compensation to RadioShack’s financial and stock price performance.

RadioShack’s compensation program for its named executive officers seeks to link compensation to the financial performance of RadioShack as a whole. Annual cash incentives are tied to corporate performance metrics that focus on RadioShack’s short-term financial objectives, and long-term cash incentives are tied to long-term corporate financial performance. These annual and long-term incentives are periodically reviewed and modified, as appropriate, by the MD&C Committee. Similarly, the program seeks to provide a meaningful portion of named executive officers’ compensation in the form of equity-based compensation, including stock options and restricted stock, to align compensation with RadioShack’s long-term capital appreciation and to further enhance these executives’ alignment with the interests of RadioShack’s shareholders.

Incentive compensation is designed to constitute a greater part of total compensation for senior positions.

The MD&C Committee believes that total compensation should generally increase with position and responsibility within RadioShack, and as when employees move to higher levels of responsibility with greater ability to influence RadioShack’s results, the percentage of their pay at risk should accordingly increase. As a result, RadioShack’s executive compensation program seeks to place a high proportion of the named executive officers’ compensation “at risk” in the form of an annual bonus, long-term incentive plan compensation, and equity-based compensation, which are tied to RadioShack’s overall financial performance.

Incentive compensation should strike a balance between short-term and long-term performance.

RadioShack’s compensation program focuses management on achieving RadioShack’s short-term goals in a manner that supports RadioShack’s long-term success and profitability. Consequently, RadioShack uses short-term incentives to reward effective ongoing management of RadioShack’s operations through annual performance incentives tied to RadioShack’s overall annual goals. Similarly, RadioShack uses long-term incentives to motivate the named executive officers toward long-term management of RadioShack through prudent use of equity programs, as well as performance-driven incentives under the long-term incentive program, that focus management attention on increasing shareholder value. Because RadioShack’s long-term success should be a priority for the named executive officers, RadioShack’s compensation program emphasizes long-term incentives through the long-term cash incentive plan and equity-based compensation.

RadioShack’s compensation levels are designed to attract, retain, motivate and reward key executives through competitive salary and incentive plans.

RadioShack’s overall compensation levels are targeted to attract the type of talented individuals needed to achieve and maintain a leadership position in the specialty retail industry. As a result, in 2007 the MD&C Committee compared RadioShack’s compensation package to the compensation of executives of a peer group of specialty retail companies to determine the overall competitiveness of RadioShack’s compensation package.

This peer group is generally selected based on the industry and business focus of the subject companies, as well as their overall revenue and market capitalization. In 2007, this peer group consisted of

• AutoNation, Inc.	• Borders Group, Inc.	• Office Depot, Inc.

• AutoZone, Inc.	• Circuit City Stores, Inc.	• OfficeMax Incorporated

• Barnes & Noble, Inc.	• GameStop Corp.	• The Sherwin-Williams Company

• Bed Bath & Beyond Inc.	• Linens ‘n Things, Inc.	• Staples, Inc.

• Best Buy Co., Inc.	• Michaels Stores, Inc.	• Williams-Sonoma, Inc.

Where appropriate, the MD&C Committee took into account the scale and scope of these peer companies when considering the compensation levels for RadioShack’s management.

Role of Management in Compensation Decisions

Although the MD&C Committee oversees RadioShack’s executive compensation program, it also utilizes RadioShack’s management in certain respects in connection with this program. RadioShack’s compensation and benefits department, which directly reports to James F. Gooch, RadioShack’s Chief Financial Officer, utilizes analyses and data to assist the MD&C Committee in determining the types and amounts of compensation elements to be paid to the named executive officers (other than the CEO). Management also evaluates the performance of these officers (other than the CEO). The MD&C Committee utilizes these analyses, data and evaluations to set the compensation elements for these executive officers. The MD&C Committee reviews the performance of and makes all compensation decisions regarding the CEO, subject to the board of directors’ role in approving all agreements with the CEO.

Compensation Consultant

As authorized under its charter, the MD&C Committee utilizes an outside compensation consultant, Watson Wyatt Worldwide, to advise the MD&C Committee regarding executive compensation issues, which include the amount and form of executive compensation. RadioShack’s management, including its human resources department, also utilizes Watson Wyatt from time to time in connection with compensation issues, including executive compensation. Although Watson Wyatt’s engagement agreement is with RadioShack rather than with the MD&C Committee, the MD&C Committee is authorized under its charter to engage and utilize compensation consultants such as Watson Wyatt at any time without obtaining management’s prior approval.

During 2006, Watson Wyatt performed extensive compensation analysis and provided the MD&C Committee with market survey data as well as information regarding compensation trends and issues. Information was obtained from the proxy statements of 23 other specialty retailers, and from executive compensation surveys made available to Watson Wyatt. In 2007, the MD&C Committee asked Watson Wyatt to conduct a review of its executive compensation focusing on base salary, targeted total annual cash compensation, and long term incentive compensation. Watson Wyatt obtained executive compensation information from the proxy statements of 15 specialty retailers (see table of companies above), and provided the MD&C Committee with comparative market analysis of RadioShack’s base salary, targeted total annual cash compensation, and long term incentive compensation for its executive officers. While Watson Wyatt did present the MD&C Committee and management with data and analyses regarding executive compensation, it was not asked to make specific recommendations on executive compensation program structure or amounts.

Process for Setting Compensation

The MD&C Committee has structured RadioShack’s compensation program for the named executive officers, utilizing the compensation philosophy and objectives described above. The MD&C Committee continues to reference the extensive analysis provided by Watson Wyatt in 2006, with the benefit of the information provided in Watson Wyatt’s 2007 review of RadioShack’s executive compensation. The more recent review provides the MD&C Committee with more current information on key components of RadioShack’s executive compensation program.

Generally speaking, the MD&C Committee intends that the named executive officers’ base salary be set at approximately the 50th percentile (50%) for their positions, based on the data provided by Watson Wyatt. The target amount of the annual cash incentive bonus is typically a specified percentage of the base salary, depending on the level of the named executive officer. Similarly, the MD&C Committee seeks to provide RadioShack’s named executive officers with annual cash bonus incentives, as well as long-term cash target incentives and equity incentives, that are at approximately the 75th percentile (75%), also based on the data provided by Watson Wyatt. The MD&C Committee believes that the named executive officers’ interests are more closely aligned with those of shareholders when a greater proportion of their compensation is at risk.

While the MD&C Committee uses the information obtained from Watson Wyatt as a general guide for determining compensation elements of RadioShack’s named executive officers, individual factors may cause the actual amount of compensation to vary from these targets. For example, in the case of new executive-level hires, the level and mix of elements of compensation are typically a result of negotiations between RadioShack and the named executive officer and reflect the most recent trends in compensation while the Watson Wyatt information tends to be historical. In the case of existing named executive officers, the actual compensation may vary as a result of the officers’ responsibilities, experience level and prior performance.

The MD&C Committee seeks to provide a significant portion of total compensation in the form of annual, long-term and equity incentives, in light of the objectives set forth above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the MD&C Committee reviews information from Watson Wyatt to determine the appropriate level and mix of incentive compensation. Further, when allocating among long-term incentives (such as between the long-term cash incentive plan and equity incentives), items such as the number of options or shares of restricted stock available to grant, level of employment and job performance are considered. Ultimately, income from incentive compensation is realized as a result of RadioShack’s performance compared to established goals and stock price appreciation.

Throughout the year, the MD&C Committee monitors the effectiveness of the components of the compensation program, including performance measures for the annual bonus and long-term incentive plan, and may change them should the MD&C Committee determine that circumstances warrant it. This change could include the granting of additional stock option or restricted stock grants, as deemed appropriate by the MD&C Committee.

After the end of the year, the MD&C Committee reviews the compensation of the named executive officers with that of the peer group described above to monitor the overall competitiveness of RadioShack’s compensation package.

As noted above, the terms of the compensation packages of new executive hires are typically established through negotiations with RadioShack. The terms of Mr. Day’s compensation package were established pursuant to negotiations between Mr. Day and the independent CEO search committee of the board of directors prior to when Mr. Day was hired. An independent compensation consultant, Frederic W. Cook & Co., Inc., assisted the MD&C Committee in developing and benchmarking the economic terms of Mr. Day’s compensation package. For example, Mr. Day’s base salary and initial grant of stock options reflect the benchmarking of these terms of his compensation and the unique nature of Mr. Day’s responsibilities as CEO and Chairman of the Board as compared to those of the other named executive officers.

Recently Hired Executives

RadioShack has recently hired two new members of its executive management team. On November 30, 2007, RadioShack announced Peter J. Whitsett’s appointment to the position of Executive Vice President, Chief Merchandising Officer. Later, on January 7, 2008, RadioShack announced Bryan Bevin’s appointment to the position of Executive Vice President – Store Operations. Mr. Whitsett’s 2007 compensation with RadioShack did not cause him to be listed as one of RadioShack’s named executive officers in this proxy statement. The terms of the compensation packages for Messrs. Bevin and Whitsett were negotiated by RadioShack, with input and direction from, and approval by, the MD&C Committee.

Elements of RadioShack’s Compensation Program

Ultimately, RadioShack’s compensation program for its named executive officers is designed to reward the named executive officers for RadioShack’s short- and long-term financial and stock performance through the use of annual and long-term incentives and equity-based compensation. The program also seeks to create incentives to retain these executives through competitive levels of compensation, including salary, benefits and perquisites.

RadioShack’s executive compensation program contains the following key components to assist in achieving the objectives described above:

•	a base salary,

•	an annual cash incentive bonus,

•	a long-term cash incentive plan,

•	equity incentives of stock options and/or restricted stock grants,

•	benefit and retirement plans, and

•	perquisites and other personal benefits.

The base salary, benefits and, to a lesser extent, perquisites play an important role in RadioShack’s ability to attract and retain key executives. The annual cash incentive bonus and the long-term cash incentive plan seek to motivate executives to work effectively to achieve RadioShack’s annual and long-term financial performance objectives and to reward them when these objectives are met, while the long-term equity incentives enhance the alignment of these executives’ interests with those of our shareholders.

Base Salary

As described above, when reviewing the base salaries of the named executive officers, the MD&C Committee is provided with market survey data from Watson Wyatt listing the 50th percentile (50%) of the salaries for the corresponding positions of the named executive officers. The MD&C Committee then approves the base salary for the named executive officers, based on these data, an internal review of the named executive officer’s compensation (both individually and relative to other officers), and the individual performance of the named executive officer. The elements of a named executive officer’s individual performance that bear on a named executive officer’s base salary vary based on the nature of the position they hold. Elements of individual performance could include, among other things, the financial performance of the business unit managed by the named executive officer.

Annual Cash Incentive Bonus

Annual Bonus under the Compensation Plan. RadioShack’s executive compensation program includes an annual cash incentive bonus under the RadioShack Corporation Bonus Plan for Executive Officers (Annual Bonus Plan), which was established pursuant to the RadioShack 2004 Annual and Long-Term Incentive Compensation Plan (Compensation Plan), which was approved by shareholders at RadioShack’s 2004 annual meeting.

Bonuses are paid under the Annual Bonus Plan based on the attainment of certain performance targets set forth in the Compensation Plan. The MD&C Committee, after consultation with management, approves annual bonus performance targets early each year. Minimum and maximum targets are also established. If a target is met, the named executive officers will be entitled to receive a target annual bonus, expressed as a percentage of the named executive officers’ base salary, with the percentage of base salary varying by the named executive officers’ level and overall job responsibilities.

After the end of the year, the MD&C Committee reviews RadioShack’s actual performance against these previously established performance targets. Actual amounts payable, if any, depend on the extent to which performance of RadioShack meets, exceeds or is below the target.

2007 Target Annual Cash Incentive Bonus Performance Measures. The 2007 target annual incentive bonuses for RadioShack’s named executive officers were based on the following performance measure established in accordance with the Annual Bonus Plan and the Compensation Plan:

•	100% of the annual incentive bonus was based on RadioShack’s achievement of at least $400 million in EBITDA in 2007.

The 2007 target annual incentive bonus for Mr. Ripperton was based on the following performance measures established in accordance with the Annual Bonus Plan and the Compensation Plan:

•	25% of the annual incentive bonus was based on RadioShack’s achievement of at least $400 million in EBITDA;

•	25% of the annual incentive bonus was based on RadioShack’s achievement of at least $2,106 million in gross profit; and

•	50% of the annual incentive bonus was based on RadioShack’s achievement of no more than $817 million in average inventory.

For any bonuses to be paid to the named executive officers under the Annual Bonus Plan, RadioShack was required to achieve $360 million in EBITDA in 2007. Additionally, the MD&C Committee established $500 million in EBITDA as the superior goal for the 2007 Annual Cash Incentive Bonus. EBITDA means RadioShack’s income before reductions for interest, taxes, depreciation and amortization.

2007 Annual Cash Incentive Bonus Paid. RadioShack achieved approximately $500 million in EBITDA in 2007. Accordingly, at its meeting on February 20, 2008, the MD&C Committee awarded the following 2007 annual cash incentive bonuses to the named executive officers: Mr. Day – $1,500,000; Mr. Gooch – $565,505; Mr. Kilinski – $218,675; Ms. Kinzey – $302,820; Mr. Ripperton – $193,768; and Mr. Johnson – $149,504.

2008 Target Annual Cash Incentive Bonus Performance Measures. The 2008 target annual incentive bonuses for the named executive officers is based on the following performance measure established in accordance with the Annual Bonus Plan and the Compensation Plan:

•	100% of the base performance measure is based on achievement of RadioShack’s EBITDA target.

No payment to any named executive officer of the annual incentive bonus will occur unless 85% of the EBITDA target is achieved by RadioShack (the “Threshold Amount”). In addition to the foregoing bonus, if the Threshold Amount is achieved, an additional annual incentive bonus will be paid if RadioShack exceeds the sales target for 2008 established by the MD&C Committee. The actual amounts payable, if any, pursuant to the overall 2008 annual incentive bonus plan can range from 25% to 200% of the target amounts, depending on the extent to which performance under the foregoing criteria meets, exceeds or is below the target.

Discretionary Bonus Pool. In addition to annual cash incentive bonuses, the MD&C Committee may in their discretion approve an annual bonus or may approve an annual bonus pool to be allocated by the Chief Executive Officer in his discretion to employees whose individual performance is determined to merit additional compensation. Elements of individual performance considered by the CEO might include the financial performance of business unit managed by the named executive officer. Employees receiving bonuses from this pool may include officer and non-officer employees. For 2007, Mr. Ripperton received a bonus of $31,003 from this pool regarding his 2007 performance.

Long-Term Cash Incentive Plan for Executive Officers

In 2004, pursuant to the shareholder-approved Compensation Plan, the MD&C Committee established the RadioShack Corporation Long-Term Incentive Plan (LTIP) for its officers, including the named executive officers. The LTIP seeks to directly align RadioShack’s executives with its key strategic long-term business objectives, with the objective of ultimately supporting the long-term growth of shareholder value. At the 2007 Annual Meeting, shareholders approved an amendment of RadioShack’s 2004 Annual and Long-Term Incentive Compensation Plan permitting the MD&C Committee to grant long-term awards with two-year performance cycles beginning in 2007, in addition to the three-year performance cycles previously permitted. For example, following the amendment the MD&C Committee can approve a two-year performance cycle for the period from January 1, 2008 through December 31, 2009, a three-year performance cycle for the period from January 1, 2008 through December 31, 2010, or both.

Awards under the plan are based on RadioShack’s performance over the corresponding performance cycle, measured under performance goals that are established by the MD&C Committee early in the first year of each performance cycle. Using these performance goals, the MD&C Committee establishes target long-term awards for the named executive officers participating in the plan that period. The MD&C Committee also sets a superior long-term award amount, as a multiple of the target long-term award amount for performance beyond the target long-term amount. Additionally, the MD&C Committee sets a minimum long-term award. The amount of this minimum award is a percentage of the target long-term award and is paid where performance is below the target long-term amount.

After the end of each performance cycle, the MD&C Committee reviews RadioShack’s actual performance against each of the performance measures established at the beginning of the cycle. In determining the extent to which the pre-set performance goals are met for a given period, the MD&C Committee will exercise its judgment, in its sole discretion, as to whether to reflect or exclude the impact of changes in accounting principles and extraordinary, unusual or infrequently occurring events. Any awards are paid in cash as soon as practicable following the end of each performance period.

2005, 2006, 2007, and 2008 Long-Term Incentive Plan Performance Cycles

For each of 2005 and 2006, the MD&C Committee established three-year performance goals for the named executive officers. The MD&C Committee established a two-year performance goal for the 2007 performance cycle and two-year and three-year performance goals for the 2008 through 2009 and 2008 through 2010 performance cycles. Each of the performance goals was established in accordance with the Compensation Plan and the LTIP, as amended. Actual amounts payable, if any, can range from 50% to 150% of the target amounts designated for each named executive officer, depending on whether performance under the specified criteria meets, exceeds or is below the target.

2005 Long-Term Incentive Plan Performance Cycle. Messrs. Ripperton and Kilinski are the only named executive officers that were subject to the 2005 performance cycle. However, no cash payments were made under the 2005 long-term incentive plan performance cycle because the performance targets were not achieved.

2006 Long-Term Incentive Plan Performance Cycle. In February 2007, the MD&C Committee approved the early termination of this three-year performance cycle. The MD&C Committee further approved a payment to participants in this plan cycle of 50% of the one-year payout. The performance cycle was based solely on stock price, and the MD&C Committee determined that EBITDA performance was a more appropriate measure given the significant changes in the management team and its approach to RadioShack’s operations. Ms. Kinzey and Messrs. Kilinski, Ripperton, and Johnson were the only named executive officers who participated in the 2006 long-term incentive plan performance cycle and received payments in 2007 as a result of this early termination. These payments are included in column (g) of the Summary Compensation table on page 40. See footnote 2 to the Summary Compensation table for more information.

2007 Long-Term Incentive Plan Performance Cycle. The MD&C Committee approved a two-year performance cycle for 2007 through 2008 (payable in 2009). The cash payment for executives under this two-year plan cycle is intended to be based on achievement of the following performance measure:

•	100% of the performance measure is based on achievement of RadioShack’s EBITDA target.

Other than Mr. Day, each of the named executive officers is a participant in this performance cycle.

2008 Long-Term Incentive Plan Performance Cycles. The cash payment for the named executive officers under the two-year plan cycle for 2008 through 2009 (payable in 2010) will be based on achievement of the following performance measure:

•	100% of the performance measure is based on achievement of RadioShack’s EBITDA target.

The cash payment for the named executive officers under the three-year plan cycle for 2008 through 2010 (payable in 2011) will be based on achievement of the following performance measure:

•	100% of the performance measure is based on achievement of RadioShack’s EBITDA target.

Actual amounts payable, if any, under the two-year and three-year plan cycles can range from 50% to 150% of the target amounts depending on the extent to which performance under the foregoing criteria meets, exceeds, or is below the target. Other than Mr. Day, each of the named executive officers is a participant in these 2008 performance cycles.

Equity Incentives

The MD&C Committee utilizes a combination of stock options and restricted stock grants as part of its compensation program for RadioShack’s named executive officers. Historically, the MD&C Committee has emphasized stock option grants to named executive officers. However, the MD&C Committee has recently utilized restricted stock grants in greater numbers (including restricted stock grants in February 2008).

Stock options may be granted under the 1999 Incentive Stock Plan and the 2001 Incentive Stock Plan. The 1999 Incentive Stock Plan provides only for grants of non-qualified stock options and stock appreciation rights. The 2001 Incentive Stock Plan provides only for grants of incentive stock options and non-qualified stock options to eligible participants.

Restricted stock may be granted under the 2007 Restricted Stock Plan, which was approved by shareholders in 2007. Prior to its expiration on February 27, 2007, stock options and restricted stock could also be granted under the 1997 Incentive Stock Plan.

Stock options and restricted stock grants (other than to newly-hired or promoted employees) are typically approved at the MD&C Committee’s regularly-scheduled February meeting. In connection with the grants approved at this meeting, restricted stock and option grants were made to officers in February and in March, respectively. The MD&C Committee also awarded option grants in November 2007, in connection with the MD&C Committee’s review of responsibilities and compensation packages of certain of the named executive officers.

In February 2007, the MD&C Committee modified the timing of its annual stock option grants as a result of recent changes in the timing of RadioShack’s earnings releases. In prior years, RadioShack issued its annual earnings release prior to the MD&C Committee’s approval of stock options at its regularly-scheduled February meeting. Earnings releases, including the annual earnings release, are now issued in conjunction with RadioShack’s quarterly and annual reports that are filed with the SEC; consequently, the annual earnings release is now issued after the date of the MD&C Committee’s regularly-scheduled meeting. In connection with this change in timing, the MD&C Committee determined that RadioShack’s earnings information (whether positive or negative) should be reflected in the fair market value of the stock options approved at its February meeting. As a result, the MD&C Committee determined that, while stock options will continue to be approved at the regularly-scheduled February meeting, the stock options will be granted and priced at the fair market value of RadioShack’s stock two trading days after the annual earnings release (including the date of the release).

Newly-hired or promoted employees who are eligible to receive options, including named executive officers, receive their award of stock options on their first day of employment or promotion date, as applicable. To facilitate this practice, the board of directors has authorized the Chief Executive Officer to grant up to 2,500 stock options to employees between scheduled meetings of the MD&C Committee.

Under RadioShack’s present incentive stock plans, all options are awarded at their fair market value (the average of the high and low sales prices) on the date of grant and may not be repriced. RadioShack’s current stock option grants have terms of seven years from the grant date, although in the past RadioShack has granted options with ten-year terms. Typically, options vest ratably over three years from the date of grant; however, options granted to Messrs. Day and Gooch in 2006 vest ratably over four years from the date of grant. In addition, one-half of Mr. Day’s options were initially subject to further exercisability restrictions based on the performance of RadioShack’s stock price (see “Description of Mr. Day’s Options” below). Prior to the exercise of an option, the holder has no rights as a shareholder with respect to the shares subject to the option, including voting rights and the right to receive dividends or dividend equivalents.

Shares of restricted stock granted to the named executive officers in 2007 vest ratably over three years from the date of grant. Holders of unvested restricted stock have the right to vote the shares. Dividends payable on shares of unvested restricted stock are deferred until the restrictions on the shares have lapsed; if the shares vest, dividends are paid to the recipient in cash, without interest.

Description of Mr. Day’s Stock Options

When hired Mr. Day was granted options to purchase 4,000,000 shares of RadioShack common stock. The grant was made on July 6, 2006, the first date of his employment with RadioShack, and the exercise price per share is $13.82, the fair market value of RadioShack common stock on that date. All of these options have a term of seven years and vest as follows:

•

2,000,000 (Time Options) will vest and become exercisable in annual increments of one-fourth, beginning on the first anniversary of the date of grant, if Mr. Day is continuously employed by RadioShack on the anniversary date. Accordingly, 500,000 Time Options vested on July 6, 2007.

•

2,000,000 (Performance Options) will vest in annual increments of 600,000, 600,000, 400,000 and 400,000, respectively, beginning on the first anniversary of the date of grant, if Mr. Day is continuously employed by RadioShack on the anniversary date (the vested amount is referred to as the Time-Vested Amount), but these options will not be exercisable except as follows:

•

if RadioShack’s common stock closes at $20 or more for 15 consecutive trading days at any time during the option term, then the lesser of (1) the Time-Vested Amount and (2) a total of 666,667 options will be exercisable,

•

if RadioShack’s common stock closes at $25 or more for 15 consecutive trading days at any time during the option term, then the lesser of (1) the Time-Vested Amount and (2) a total of 1,333,333 options will be exercisable, and

•

if RadioShack’s common stock closes at $30 or more for 15 consecutive trading days at any time during the option term, then the lesser of (1) the Time-Vested Amount and (2) a total of 2,000,000 options will be exercisable.

On February 12, 2007, shares of RadioShack common stock closed at or above $20.00 per share for 15 consecutive trading days on the New York Stock Exchange. As a result, as of February 12, 2007, the first exercisability performance hurdle for the Performance Options was achieved.

On March 26, 2007, shares of RadioShack common stock closed at or above $25.00 per share for 15 consecutive trading days on the New York Stock Exchange. As a result, as of March 26, 2007, the second exercisability performance hurdle for the Performance Options was achieved.

On May 25, 2007, shares of RadioShack common stock closed at or above $30.00 per share for 15 consecutive trading days on the New York Stock Exchange. As a result, as of May 25, 2007, the third exercisability performance hurdle for the Performance Options was achieved.

Accordingly, all performance hurdles for the Performance Options have been satisfied, and all of the Performance Options may be exercised as soon as they are vested. 600,000 of Mr. Day’s Performance Options vested on July 6, 2007 and are now exercisable.

Stock Ownership Guidelines

RadioShack’s current stock ownership policy for its corporate officers has the following requirements:

•	Officers should own RadioShack stock with a minimum value equal to a multiple of their base salary, as follows:

Officer Level	Multiple of Base Salary
Chief Executive Officer	3.0
Executive Vice President	2.0
Senior Vice President	1.5
Vice President and Assistant Secretary	1.0

•

All officers must become compliant with the policy and show reasonable progress toward the required stock ownership level. Until compliant, officers are required to retain all shares held in their shareholder and brokerage accounts, as well as 75% of the net shares received from the exercise of stock option grants and vested restricted stock.

•	Shares owned outright, held in trust, held in RadioShack’s 401(k) Plan, and vested and unvested restricted stock grants count toward the achievement of the goal.

•

Achievement of the appropriate ownership amounts set forth in the policy is evaluated as of December 31 based on the average closing price for the year, and failure to comply with the ownership goal and the retention level will impact future compensation decisions regarding the officer.

As of December 31, 2007, all of the named executive officers had either achieved their respective ownership amounts or had made reasonable progress towards achieving such amounts.

Benefit and Retirement Plans

The benefit and retirement plans available to RadioShack’s employees and officers include, among others, the RadioShack 401(k) Plan and the RadioShack Supplemental Executive Retirement Plan (SERP).

RadioShack 401(k) Plan. The RadioShack 401(k) Plan is a tax-qualified defined contribution plan. Eligible employees may direct their contributions into various investment alternatives, including RadioShack common stock.

The 401(k) Plan allows participants to defer before tax, via payroll deductions, from 1% to 75% of their annual compensation, limited to certain annual maximums permitted by the Internal Revenue Code. The 401(k) Plan also provides that RadioShack’s contribution to each participant’s account maintained under the plan is an amount equal to 100% of the participant’s contributions (limited as described in the previous sentence) up to 4% of the participant’s annual compensation. This percentage contribution by RadioShack is discretionary and may change or be suspended in the future.

Any contributions by RadioShack are made in cash directly to the 401(k) Plan and are deposited in an age-appropriate retirement fund for each participant; however, participants may, in their sole discretion, immediately reinvest RadioShack’s contribution into other investment alternatives provided by the 401(k) Plan.

Supplemental Executive Retirement Plan. In December 2005, RadioShack’s board of directors, upon the recommendation of the MD&C Committee, adopted a SERP for selected executive employees of RadioShack. The benefits of the SERP are designed to base payments on a participant’s full or partial years of service as a RadioShack officer and the participant’s compensation, as described below.

The MD&C Committee identifies executive employees of RadioShack to participate in the SERP. Upon retirement at age 55 years or older, participants are eligible to receive, for ten years, an annual amount equal to a percentage of the average of their five highest consecutive years of compensation (base salary and bonus) (“Average Compensation”), to be paid in 120 monthly installments. The amount of the percentage of the compensation increases by 2  1/2% for each year of tenure as a RadioShack officer, up to a maximum of 50%. The formula below illustrates how the monthly retirement benefits under the SERP are calculated:

(2 1/2%	×	Years of Service as a RadioShack Officer	×	Average Compensation	)	÷	12	=	Monthly Retirement Benefit
(Up to a maximum of 50%)

If a participant retires prior to the age of 65 or after the age of 70, the participant’s benefits under the SERP are reduced as specified by the SERP. No benefits are paid under the SERP if the participant retires prior to the age of 55 or after the age of 75. Benefits paid to participants may vary depending on whether the participant previously participated in either RadioShack’s Salary Continuation Plans or Deferred Compensation Plan. Officers who were participants in these plans had to withdraw from the applicable plan and only receive benefits under the SERP. However, benefits are calculated under the SERP using a formula that provides the participant with the highest dollar benefit under either the SERP or the plan in which they previously participated. Messrs. Kilinski and Johnson previously participated in either the Salary Continuation Plans or the Deferred Compensation Plan, and will have their benefits calculated to provide them with the highest dollar benefit.

In February 2007 the MD&C Committee designated Mr. Gooch as a participant in the SERP. Under the terms of his agreement with RadioShack, Mr. Day is not eligible to participate in the SERP. The MD&C Committee has designated each of RadioShack’s other officers as participants in the SERP.

Executive Deferred Compensation/Stock Plans. The MD&C Committee discontinued RadioShack’s Executive Deferred Compensation Plan and Executive Deferred Stock Plan in 2006. However, the assets of these plans were distributed to participants in 2007. These plans permitted officers of RadioShack to defer, on a pre-tax basis, up to 80% of their base salary and/or bonus, unless otherwise permitted by the plan administrator, and included, under certain circumstances, matching payments contributed by RadioShack. Among the named executive officers, Ms. Kinzey and Mr. Ripperton received distributions from these plans in 2007. Ms. Kinzey received 560 shares of RadioShack common stock and $23 from the Executive Deferred Stock Plan on March 2, 2007. Mr. Ripperton received 1,492 shares and $12 from the Executive Deferred Stock Plan on March 2, 2007 and $36,024 from the Executive Deferred Compensation Plan on February 1, 2007.

Perquisites and Other Benefits

RadioShack provides the named executive officers with perquisites and other personal benefits that management and the MD&C Committee believe are reasonable and consistent with the overall compensation program to better enable RadioShack to attract and retain employees for key positions. These perquisites and benefits may include the payment of club dues, annual physicals, executive life and long-term disability insurance, personal liability insurance, financial counseling, airport transportation services, and an automobile allowance (or use of RadioShack vehicles). Newly-hired employees may also receive payment or reimbursement of moving and relocation costs, reimbursement of premiums under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and a relocation allowance. The MD&C Committee reviews the levels of perquisites and other personal benefits provided to the named executive officers from time to time. RadioShack does not own or lease a corporate aircraft.

Attributed costs of the perquisites and personal benefits described above for the named executive officers for the fiscal year ended December 31, 2007 are described in greater detail in the All Other Compensation table beginning on page 41.

Potential Payment Obligations upon Termination of Employment or Change in Control

RadioShack recognizes that providing benefits under certain circumstances where there is a termination of employment or a change of control allows RadioShack’s executives to direct their full attention towards the company’s business objectives. RadioShack believes that in addition to being customary in the marketplace, these benefits offered by RadioShack are necessary to retain key employees when the company is operating in a dynamic environment. In the event a corporate transaction was being considered, RadioShack believes these provisions would encourage the executives to act in the best interest of shareholders without undue concern about how the transaction might negatively affect their own employment.

RadioShack structured the terms of its Officers’ Severance Program to provide for the payment of benefits upon a termination of employment other than for death, disability or cause, or upon a resignation for good reason. The payout amounts were established to be competitive with RadioShack’s competitors and to provide compensation and benefits in an amount to sufficiently support each of the covered executives until they would reasonably be expected to secure comparable employment. These benefits are discussed further at “Potential Payment Obligations upon Termination of Employment or Change in Control” beginning on page 50.

Tax and Accounting Implications

Policy Regarding Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally limits corporate deductions to $1 million for compensation, except for qualified performance-based compensation, paid to a person who on the last day of a fiscal year is either the chief executive officer or among the three most highly compensated officers other than the chief executive officer or chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

To ensure that annual incentive bonus and long-term incentive plan payments to executives subject to Section 162(m) will be deductible by RadioShack, the specified performance measure(s) and goal(s) for annual incentive bonuses and for long-term incentive plan payments set for each fiscal year under the shareholder-approved Compensation Plan must also be met. As discussed below, however, the MD&C Committee retains the right to award bonuses outside of this plan in appropriate circumstances, including bonuses and long-term incentive plan payments that may not be deductible in part or in full.

Officer stock options are generally granted under the now-expired 1997 Incentive Stock Plan and the 2001 Incentive Stock Plan, which have been approved by our shareholders and which we believe meet the definition of performance-based compensation and are therefore exempt from the deduction limitations of Section 162(m). However, of the 4,000,000 options granted to Mr. Day in 2006, 2,500,000 of the stock options were not granted from shareholder-approved plans. As a result, any compensation expense attributable to these 2,500,000 stock options will not meet the definition of performance-based compensation and will be subject to the deduction limitations of Section 162(m).

Although the MD&C Committee does design certain components of its executive compensation program to seek full deductibility, the MD&C Committee believes that the interests of shareholders are best served by not restricting the MD&C Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. The MD&C Committee has from time to time approved elements of compensation for officers that are not fully deductible, and reserves the right to do so in the future in appropriate circumstances. Accordingly, the MD&C Committee has not and will not make compensation decisions based solely on the deductibility of compensation for federal income tax purposes.

Nonqualified Deferred Compensation

Section 409A of the Internal Revenue Code imposes certain requirements on nonqualified deferred compensation arrangements. In general, if an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and if these benefits do not comply with the requirements of Section 409A, then the benefits will be taxable upon vesting. In this event, the executive will be subject to income tax, and potentially interest and an additional tax equal to 20% of the amount includable in income. We are currently operating our nonqualified deferred compensation arrangements in good faith compliance with the requirements of Section 409A, and will amend all such arrangements to reflect these requirements by the Section 409A amendment deadline of December 31, 2008. Accordingly, while this proxy statement summarizes the current terms of RadioShack’s nonqualified deferred compensation arrangements, certain of these items may be revised before the end of 2008, to ensure compliance with the requirements of Section 409A (or exemption from that provision), and any current noncompliant terms will not be followed in the interim.

Accounting for Stock-Based Compensation

RadioShack’s accounting for stock-based payments, including grants of stock options and restricted stock, is done in accordance with the requirements of SFAS No. 123R.

REPORT OF THE MANAGEMENT DEVELOPMENT AND

COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The MD&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis beginning on page 27. Based on this review and discussion, the MD&C Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Edwina D. Woodbury (Chair)	Richard J. Hernandez	William G. Morton, Jr.

Compensation Committee Interlocks and Insider Participation

The MD&C Committee of the board of directors is composed entirely of the independent directors listed above. No member of the MD&C Committee has a professional, familial or financial relationship with any of the named executive officers of RadioShack, other than his or her directorship with RadioShack or relationships that would be considered trivial in nature.

Additional Information Regarding the

Management Development and Compensation Committee

Compensation decisions regarding RadioShack’s named executive officers are made by the MD&C Committee. RadioShack’s compensation and benefits department supports the MD&C Committee in its duties and, along with the Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The MD&C Committee’s charter grants it the authority to retain outside legal counsel, independent compensation consultants, experts or other advisors as it deems necessary to fulfill its responsibilities (including evaluation of the Chief Executive Officer and executive compensation), without obtaining the approval of the board or any officer in advance. The MD&C Committee also has the sole authority to approve any such counsels’, consultants’ or other advisors’ fees and other terms of retention.

The MD&C Committee’s membership is determined annually by the board. The MD&C Committee has a regularly-scheduled meeting each calendar quarter, held in conjunction with corresponding board meetings. Other meetings are held as deemed appropriate by the MD&C Committee.

Meeting agendas are approved by the chair of the MD&C Committee, in consultation with the Presiding Director, as well as members of management including the Chief Executive Officer, Chief Financial Officer and the General Counsel/Corporate Secretary. MD&C Committee meetings are regularly attended by the Chief Financial Officer, the General Counsel/Corporate Secretary and the Vice President – Human Resources. An executive session consisting only of members of the MD&C Committee is scheduled at each regular meeting. The chair of the MD&C Committee reports the committee’s recommendations on executive compensation at each regularly-scheduled meeting of the board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of RadioShack’s Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers at December 31, 2007 (including all persons who served as Chief Executive Officer or Chief Financial Officer during 2007 and executive officers who would otherwise be disclosed but for the fact they were not serving at the end of the year).

(a)	(b)	(c)		(d)		(e)	(f)		(g)	(h)		(i)	(j)
Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards[1] ($)	Option Awards[1] ($)		Non-Equity Incentive Plan Compen- sation[2] ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings[3] ($)		All Other Compen- sation[4] ($)	Total ($)

Julian C. Day[5]	2007	$1,003,846		—		—	$6,362,711	[7]	$1,500,000	—		$8,553	$8,875,110
Chairman of the Board and Chief Executive Officer	2006	$978,874	[6]	—		—	$2,487,475		—	—		$58,973	$3,525,322
James F. Gooch[8]	2007	$494,519		—		$203,949	$543,435		$565,505	$53,820		$169,337	$2,033,953
Executive Vice President and Chief Financial Officer	2006	$327,115	[6]	$50,000	[9]	$43,363	$106,198		—	—		$75,356	$602,032
Robert J. Kilinski[10]	2007	$223,845		—		$26,570	$188,837		$240,777	$50,301		$20,535	$750,865
Senior Vice President- Marketing & Wireless
Cara D. Kinzey	2007	$287,894		—		$13,285	$80,892		$344,525	$32,734		$16,198	$775,528
Senior Vice President- Information Technology
John G. Ripperton	2007	$221,061		$31,003	[11]	$73,712	$186,008		$201,478	$60,140	[12]	$20,557	$793,960
Senior Vice President-Supply Chain
David P. Johnson[13]	2007	$167,200		—		$69,990	$114,905	[7]	$165,204	$0	[15]	$305,017	$822,316
Senior Vice President Corporate Controller	2006	$286,000		$15,000	[14]	—	$286,630	[7]	—	—		$40,440	$628,070

(1)	The amounts shown in columns (e) and (f) represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year ended December 31, 2007, in accordance with SFAS No. 123R, in connection with restricted stock grants and stock option grants, respectively, and therefore include amounts from restricted stock grants and stock option grants made during and prior to 2007. The valuation methodology and assumptions regarding these grants are described in “Stock-Based Compensation” in Note 2 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements, contained in RadioShack’s Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 26, 2008, and in “Stock-Based Compensation” in Note 2 – Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements, contained in RadioShack’s Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 27, 2007.

(2)	The amounts shown in column (g) represent bonuses earned for the fiscal year ended December 31, 2007 pursuant to the Annual Bonus Plan and payments made in connection with the early termination of the 2006 LTIP cycle. These plans are discussed in more detail beginning on page 31. Ms. Kinzey and Messrs. Kilinski, Ripperton, and Johnson received $41,705; $22,102; $7,709; and $15,700, respectively, in connection with the early termination of the 2006 LTIP cycle.

(3)	The amounts shown in column (h) reflect the actuarial increase in the present value of the named executive officer’s benefits under all pension plans established by RadioShack determined using an interest rate and a normal retirement age of 65 consistent with RadioShack’s financial statements and includes amounts which the named executive officer may not currently be entitled to receive because such amounts are not vested.

(4)	For more information regarding of the amounts included in column (i), please see “All Other Compensation (from Summary Compensation Table)” below.

(5)	Mr. Day began serving as Chief Executive Officer and Chairman of the Board on July 6, 2006.

(6)	These amounts include the guaranteed bonuses paid with respect to 2006 to Mr. Day and Mr. Gooch in the amounts of $490,412 and $175,000, respectively. These bonuses were paid pursuant to the terms of their respective agreements with RadioShack. See “Agreements with Named Executive Officers” below.

(7)	As required by SFAS No. 123R, the amounts in columns (c) and (f) for Messrs. Day and Johnson include the effect of accelerated recognition of stock compensation expense pertaining to a retirement eligibility provision applicable to officers, which provides for accelerated vesting of an award grant at the retirement age of 55 (for stock options, however, the award must have been held for 12 months).

(8)	Mr. Gooch began serving as Executive Vice President and Chief Financial Officer on August 16, 2006.

(9)	Represents a $50,000 signing bonus paid to Mr. Gooch.

(10)	Mr. Kilinski was promoted to Senior Vice President – Marketing and Wireless on July 10, 2007.

(11)	Represents a $31,003 bonus paid to Mr. Ripperton pursuant to the discretionary bonus pool for his performance in 2007.

(12)	The actual change in value to Mr. Ripperton’s SERP benefit during 2007 was $60,123. Mr. Ripperton’s above-market non-qualified deferred compensation earnings for 2007 were $17.

(13)	Mr. Johnson retired effective July 31, 2007. If Mr. Johnson had remained employed by RadioShack through December 31, 2007, he would have been considered a named executive officer.

(14)	Represents a $15,000 bonus paid to Mr. Johnson pursuant to the discretionary bonus pool for his performance in 2006.

(15)	The actual change in the value of Mr. Johnson’s SERP benefit during 2007 was ($56,186). Mr. Johnson’s above-market non-qualified deferred compensation earnings for 2007 were $117.

All Other Compensation for 2007 (from Summary Compensation Table)

The following table provides additional information regarding column (i) (All Other Compensation) of the Summary Compensation Table above.

(a)	(b)	(c)		(d)	(e)	(f)	(g)
Name	Company Contributions to Employee Benefit Plans[1] ($)	Perquisites and Other Personal Benefits ($)		Reimbursement for Taxes[2] ($)	Termination Payments ($)	Other[3] ($)	Total All Other Compensation ($)
Julian C. Day	$1,538	$5,355	[4]	—	—	$1,659	$8,552
James F. Gooch	$2,654	$119,466	[5]	$45,480	—	$1,737	$169,337
Robert J. Kilinski	$5,841	$12,919	[6]	—	—	$1,776	$20,536
Cara D. Kinzey	—	$14,444	[7]	—	—	$1,754	$16,198
John G. Ripperton	$6,215	$12,932	[8]	—	—	$1,410	$20,557
David P. Johnson	$5,680	$12,309	[9]	—	$285,992	$1,036	$305,017

(1)	The amounts shown in column (b) represent RadioShack’s contributions allocated in 2007 to the accounts of the named executive officers participating in the RadioShack 401(k) Plan. See “Benefit and Retirement Plans” beginning on page 36.

(2)	The amounts shown in column (d) represent amounts reimbursed by RadioShack to the named executive officer in 2007 for the payment of taxes with respect to, as applicable, relocation pay, personal use of RadioShack automobiles, COBRA insurance premium reimbursements, financial planning, incentive trips and taxable moving expenses.

(3)	The amounts shown in column (f) include premiums paid by RadioShack for an executive life insurance policy for each of the named executive officers.

(4)	The amount shown in column (c) reflects premiums paid by RadioShack for an executive long-term disability insurance policy and the cost of a physical for Mr. Day.

(5)	The amount shown in column (c) reflects premiums paid by RadioShack for an executive long-term disability insurance policy for Mr. Gooch, the cost of a physical for Mr. Gooch, the cost attributable to personal use of RadioShack automobiles driven by Mr. Gooch, the cost associated with an incentive trip for field employees attended by Mr. Gooch, and $102,752 in moving and relocation costs paid in connection with Mr. Gooch’s relocation. The above moving and relocation costs reflect the actual costs incurred in connection with Mr. Gooch’s relocation.

(6)	The amount shown in column (c) reflects premiums paid by RadioShack for an executive long-term disability insurance policy for Mr. Kilinski, the cost of a physical for Mr. Kilinski, and the cost attributable to personal use of RadioShack automobiles driven by Mr. Kilinski.

(7)	The amount shown in column (c) reflects premiums paid by RadioShack for an executive long-term disability insurance policy for Ms. Kinzey, the cost of a physical for Ms. Kinzey, and an automobile allowance paid to Ms. Kinzey.

(8)	The amount shown in column (c) reflects premiums paid by RadioShack for an executive long-term disability insurance policy for Mr. Ripperton and an automobile allowance paid to Mr. Ripperton.

(9)	The amount shown in column (c) reflects premiums paid by RadioShack for executive long-term disability insurance and personal liability insurance policies for Mr. Johnson, a physical for Mr. Johnson, the cost of financial planning services for Mr. Johnson, and the cost attributable to personal use of RadioShack automobiles driven by Mr. Johnson.

Certain Agreements with Named Executive Officers

Letter Agreement with Mr. Day. In connection with Mr. Day’s appointment as Chief Executive Officer and Chairman of the Board, Mr. Day and RadioShack entered into a letter agreement on July 6, 2006, setting forth the terms of Mr. Day’s employment. Under the terms of the letter agreement, Mr. Day serves as an “at-will” employee of RadioShack.

Under the letter, Mr. Day receives a base salary of $1,000,000 per year. Mr. Day was also granted options to purchase 4,000,000 shares of RadioShack common stock on July 6, 2006, the first date of his employment with RadioShack. See “Description of Mr. Day’s Stock Options” beginning on page 35.

In addition, Mr. Day was eligible to participate in the 2006 Annual Bonus Plan as well as the Turnaround Bonus Plan, using the same performance measures approved by the MD&C Committee for other executive officers. Mr. Day was guaranteed a minimum bonus (paid in 2007) of not less than 100% of his 2006 prorated base salary.

Mr. Day is eligible to participate in all benefit plans, and to receive all perquisites, that RadioShack provides to its senior executives, except that he is not eligible to participate in the SERP. Mr. Day is entitled to annual paid vacation in accordance with RadioShack’s policy applicable to senior executives, but not less than 4 weeks per calendar year (as prorated for partial years). Mr. Day was also entitled to relocation benefits in accordance with RadioShack’s relocation program applicable to senior executives; however, RadioShack’s obligations under this provision have concluded.

Mr. Day also entered into an agreement with RadioShack that provides for confidentiality, nonsolicitation, noncompetition restrictions and agreements governing the development and assignment of intellectual property rights.

Employment Offer Letter of Mr. Gooch. In 2006, Mr. Gooch was presented an employment offer letter describing his employment terms regarding his position as RadioShack’s Chief Financial Officer. Under the terms of the letter, Mr. Gooch serves as an “at-will” employee of RadioShack.

Under the letter, Mr. Gooch received an initial annual base salary of $425,000 and a signing bonus of $50,000. Mr. Gooch was also granted 15,000 shares of restricted stock, as well as options to purchase 225,000 shares of RadioShack common stock on August 16, 2006, the first date of his employment with RadioShack. These shares of restricted stock and options vest ratably over four years, assuming continuous employment.

In addition, Mr. Gooch was eligible to participate in the 2006 Annual Bonus Plan as well as the Turnaround Bonus Plan, using the same performance measures approved by the MD&C Committee for other executive officers. Mr. Gooch was guaranteed a minimum bonus (paid in 2007) of not less than $175,000. Mr. Gooch’s eligibility to participate in the long-term incentive plan began in 2007.

Mr. Gooch is eligible to participate in all benefit plans, and to receive all perquisites, that RadioShack provides to its senior executives, in accordance with their terms. Mr. Gooch is entitled to 4 weeks vacation. Mr. Gooch also received relocation assistance, including packing/unpacking and shipping of his household goods, a furnished temporary apartment through August 15, 2007, reimbursement or payment of a suitable number of trips to and from his Michigan residence and participation in RadioShack’s relocation provider program. RadioShack also reimbursed Mr. Gooch his COBRA premium cost until he became eligible under RadioShack’s health insurance plan.

Salary and Bonus Compared to Total Compensation

Based on the fair value of equity awards granted to named executive officers in 2007 and the base salary of the named executive officers set forth in the Summary Compensation Table, the amounts in the “Salary” and “Bonus” columns accounted for approximately 17% of the total compensation of the named executive officers employed on December 31, 2007, while incentive compensation (including equity awards) accounted for approximately 80% of the total compensation of these named executive officers. Excluding Mr. Day’s compensation, the amounts in the “Salary” and “Bonus” columns accounted for approximately 29% of the total compensation of the named executive officers employed on December 31, 2007, while incentive compensation (including equity awards) accounted for approximately 61% of the total compensation of the remaining named executive officers.

Grants of Plan-Based Awards for 2007

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock[2] (#)	All Other Option Awards: Number of Securities Underlying Options[3] (#)	Exercise or Base Price of Option Awards[4] ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Julian C. Day
Annual Incentive Bonus Plan	—	—	$250,000	$1,000,000	$2,000,000	—	—	—	—	—	—	—
James F. Gooch
Annual Incentive Bonus Plan	—	—	$94,251	$377,003	$565,505	—	—	—	—	—	—	—
Long-Term Incentive Plan	—	—	$237,500	$475,000	$712,500	—	—	—	—	—	—	—
Option Award	03/01/07	02/22/07[5]	—	—	—	—	—	—	—	125,000	$24.41	$908,750
Option Award	11/16/07	11/16/07	—	—	—	—	—	—	—	30,000	$18.69	$194,100
Restricted Stock Award	02/22/07	02/22/07	—	—	—	—	—	—	8,000	—	—	$186,640
Robert J. Kilinski
Annual Incentive Bonus Plan	N/A	N/A	$36,446	$145,783	$218,675	—	—	—	—	—	—	—
Long-Term Incentive Plan	N/A	N/A	$64,272	$128,544	$192,816	—	—	—	—	—	—	—
Option Award	03/01/07	02/22/07[5]	—	—	—	—	—	—	—	40,000	$24.41	$290,800
Option Award	11/16/07	11/16/07	—	—	—	—	—	—	—	15,000	$18.69	$97,050
Restricted Stock Award	02/22/07	02/22/07	—	—	—	—	—	—	4,000	—	—	$93,320
Cara D. Kinzey
Annual Incentive Bonus Plan	N/A	N/A	$50,470	$201,880	$302,820	—	—	—	—	—	—	—
Long-Term Incentive Plan	N/A	N/A	$100,940	$201,880	$302,820	—	—	—	—	—	—	—
Option Award	03/01/07	02/22/07[5]	—	—	—	—	—	—	—	20,000	$24.41	$145,400
Restricted Stock Award	02/22/07	02/22/07	—	—	—	—	—	—	2,000	—	—	$46,660

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock[2] (#)	All Other Option Awards: Number of Securities Underlying Options[3] (#)	Exercise or Base Price of Option Awards[4] ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John G. Ripperton
Annual Incentive Bonus Plan	N/A	N/A	$38,754	$155,015	$232,523	—	—	—	—	—	—	—
Long-Term Incentive Plan	N/A	N/A	$77,508	$155,015	$232,523	—	—	—	—	—	—	—
Option Award	03/01/07	02/22/07[5]	—	—	—	—	—	—	—	40,000	$24.41	$290,800
Option Award	11/16/07	11/16/07	—	—	—	—	—	—	—	15,000	$18.69	$97,050
Restricted Stock Award	02/22/07	02/22/07	—	—	—	—	—	—	4,000	—	—	$93,320
David P. Johnson
Annual Incentive Bonus Plan	N/A	N/A	$24,917	$99,669	$149,504	—	—	—	—	—	—	—
Long-Term Incentive Award	N/A	N/A	$57,200	$114,400	$171,600
Restricted Stock[6] Award	2/22/07	2/22/07	—	—	—	—	—	—	3,000	—	—	$69,990

(1)	The amounts shown in columns (d), (e) and (f) reflect the following:

•

With respect to the Annual Incentive Bonus Plan, the amounts shown in column (d), if applicable, reflect the minimum payment level under this plan, which is 25% of the target amount shown in column (e). Except with respect to Mr. Day, the amounts shown in column (f) are 150% of the target amount. The amount shown in column (f) for Mr. Day is 200% of the target amount. For a description of the Annual Incentive Bonus Plan, see “Annual Cash Incentive Bonus” beginning on page 31.

•

With respect to the Long-Term Incentive Plan, the amounts shown in column (d) reflect the minimum payment level under these plans, which is 50% of the target amount shown in column (e). The amounts shown in column (f) are 150% of the target amount. For a description of the Long-Term Incentive Plan, see “Long-Term Cash Incentive Plan for Executive Officers” beginning on page 32.

For the amounts actually paid to the named executive officers under the Annual Bonus Plan and the Long-Term Incentive Plan, please see column (g) of the Summary Compensation Table beginning on page 40.

(2)	All shares of restricted stock shown in column (j) were granted under the 1997 Incentive Stock Plan. Shares of restricted stock shown in column (j) vest in annual increments of one-third beginning on the first anniversary of the date of grant over a three-year period, assuming the named executive officer’s continuing employment with RadioShack on each vesting date.

(3)	All options shown in column (k) vest in annual increments of one-third beginning on the first anniversary of the date of grant over a three year period, assuming the named executive officer’s continuing employment with RadioShack on each vesting date. For persons who continue to serve as employees of RadioShack, options expire seven years from the date of grant. No stock appreciation rights were granted in 2007.

(4)	All options are awarded at their fair market value (the average of the high and low sales prices) on the date of grant.

(5)	The MD&C Committee approved the grant of these options on February 22, 2007. Consistent with RadioShack policy, these options were priced two trading days following RadioShack’s earnings announcement.

(6)	These shares of restricted stock vested upon Mr. Johnson’s retirement on July 31, 2007.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table lists the stock options and restricted stock awards outstanding for each named executive officer at the end of 2007. Columns (b) through (f) provide information about outstanding stock options. Columns (g) through (h) list information about awards of restricted stock that have not vested.

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable

Julian C. Day [2]	1,100,000	2,900,000		—	$13.82	07/06/2013	—		—	—	—

James F. Gooch	56,250	168,750	[3]	—	$17.80	08/16/2013	—		—	—	—
	—	125,000	[4]	—	$24.41	03/01/2014	—		—	—	—
	—	30,000	[5]	—	$18.69	11/16/2014	—		—	—	—
	—	—		—	—	—	34,250	[6]	$577,455	—	—
Robert J. Kilinski	26,500	—		—	$28.55	12/12/2008	—		—	—	—
	18,000	—		—	$48.69	07/24/2009	—		—	—	—
	9,592	—		—	$20.85	02/20/2010	—		—	—	—
	22,000	—		—	$46.03	05/18/2010	—		—	—	—
	10,000	—		—	$35.08	02/20/2011	—		—	—	—
	40,000	—		—	$38.35	02/22/2011	—		—	—	—
	6,666	3,334	[7]	—	$29.35	02/24/2012	—		—	—	—
	—	5,517	[8]	—	$19.39	02/23/2013	—		—	—	—
	—	40,000	[9]	—	$24.41	03/01/2014	—		—	—	—

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
		15,000	[10]	—	$18.69	11/16/2014
	—	—		—	—	—	4,000	[11]	$67,440	—	—
							—		—	—	—
Cara D. Kinzey	6,666	13,334	[12]	—	$19.00	03/23/2013
	—	20,000	[13]	—	$24.41	03/01/2014	—		—	—	—
	—	—		—	—	—	2,000	[14]	$33,720	—	—

John G. Ripperton	1,725	—		—	$28.55	12/12/2008	—		—	—	—
	2,667	—		—	$20.85	02/20/2010	—		—	—	—
	2,100	—		—	$35.08	02/20/2011	—		—	—	—
	1,000	—		—	$38.35	02/22/2011	—		—	—	—
	1,400	700	[15]	—	$29.35	02/24/2012	—		—	—	—
	966	1,934	[16]	—	$19.39	02/23/2013	—		—	—	—
	—	40,000	[17]	—	$24.41	03/01/2014	—		—	—	—
	—	15,000	[18]	—	$18.69	11/16/2014	—		—	—	—
	—	—		—	—	—	5,875	[19]	$99,053	—	—

David P. Johnson	60,000	—		—	$48.69	7/24/2009
	75,000	—		—	$46.03	5/18/2010
	21,400	—		—	$35.08	2/20/2011
	80,000	—		—	$38.35	2/22/2011
	21,400	—		—	$29.35	2/24/2012
	13,334	—		—	$19.39	2/23/2013

(1)	For purposes of determining the market value of unvested shares, this chart uses the December 31, 2007 closing price of RadioShack’s common stock on the New York Stock Exchange, $16.86.

(2)	The options shown in column (c) will vest and become exercisable in annual installments of 1,100,000 on July 6, 2008; 900,000 on each of July 6, 2009 and July 6, 2010. Of the options listed in columns (b) and (c), 600,000 and 1,400,000, respectively, are subject to the requirement that RadioShack’s common stock achieve certain price levels for certain periods of time. Each of the performance conditions has now been satisfied for all of these options. See “Description of Mr. Day’s Stock Options” beginning on page 35.

(3)	These options will vest and become exercisable as follows: 56,250 on each of August 16, 2008; August 16, 2009; and August 16, 2010.

(4)	These options will vest and become exercisable as follows: 41,666 on March 1, 2008; and 41,667 on each of March 1, 2009 and March 1, 2010.

(5)	These options will vest and become exercisable as follows: 10,000 on each of November 16, 2008; November 16, 2009; and November 16, 2010.

(6)	These shares of restricted stock will vest as follows:

•	2,666 shares on February 22, 2008; and 2,667 shares on each of February 22, 2009 and February 22, 2010;

•	3,750 shares on each of August 16, 2008; August 16, 2009; and August 16, 2010; and

•	5,000 shares on each of October 23, 2008; October 23, 2009; and October 23, 2010.

(7)	All of these options will vest and become exercisable on February 24, 2008.

(8)	These options will vest and become exercisable as follows: 2,758 on February 23, 2008 and 2,759 on February 23, 2009.

(9)	These options will vest and become exercisable as follows: 13,333 on each of March 1, 2008 and March 1, 2009; and 13,334 on March 1, 2010.

(10)	These options will vest and become exercisable as follows: 5,000 on each of November 16, 2008; November 16, 2009; and November 16, 2010.

(11)	These shares of restricted stock will vest as follows: 1,333 shares on each of February 22, 2008 and February 22, 2009; and 1,334 on February 22, 2010.

(12)	These options will vest and become exercisable as follows: 6,667 on each of March 23, 2008 and March 23, 2009.

(13)	These options will vest and become exercisable as follows: 6,666 on March 1, 2008; 6,667 on each of March 1, 2009 and March 1, 2010.

(14)	These shares of restricted stock will vest as follows: 666 shares on February 22, 2008; and 667 shares on each of February 22, 2009 and February 22, 2010.

(15)	All of these options will vest and become exercisable on February 24, 2008.

(16)	These options will vest and become exercisable as follows: 967 on each of February 23, 2008 and February 23, 2009.

(17)	These options will vest and become exercisable as follows: 13,333 on each of March 1, 2008 and March 1, 2009; and 13,334 on March 1, 2010.

(18)	These options will vest and become exercisable as follows: 5,000 on each of November 16, 2008; November 16, 2009; and November 16, 2010.

(19)	These shares of restricted stock will vest as follows:

•	1,333 shares on each of February 22, 2008 and February 22, 2009; and 1,334 on February 22, 2010; and

•	625 shares on each of October 23, 2008; October 23, 2009; and October 23, 2010.

Option Exercises and Stock Vested for 2007

The following table lists shares of RadioShack common stock that were acquired by named executive officers during 2007 through either the exercise of stock options or the vesting of restricted stock.

(a)	(b)	(c)	(d)	(e)
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Julian C. Day	—	—	—	—
James F. Gooch	—	—	8,750	$180,856
Robert J. Kilinski	13,166	$76,374	—	—
Cara D. Kinzey	—	—	—	—
John G. Ripperton	—	—	625	$12,372
David P. Johnson	203,666	$1,071,244	3,000	$74,010

(1)	The value realized on exercise is equal to the number of shares acquired on exercise multiplied by the difference between the exercise price and the average of the high and low prices of RadioShack’s common stock on the New York Stock Exchange on the exercise date.

(2)	The value realized on vesting is equal to the average of the high and low prices of RadioShack’s common stock on the New York Stock Exchange on the date of vesting multiplied by the number of shares acquired on vesting. Due to his retirement on July 31, 2007, Mr. Johnson’s restricted stock vested.

Pension Benefits for 2007

The table below shows the present value of accumulated benefits payable to each of the named executive officers at December 31, 2007 under the SERP determined using an interest rate and a normal retirement age of 65 consistent with RadioShack’s financial statements. For information regarding the SERP, see “Benefit and Retirement Plans” beginning on page 36.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
Julian C. Day	—	—	—	—
James F. Gooch	Supplemental Executive Retirement Plan	1.42	$67,689	$0
Robert J. Kilinski	Supplemental Executive Retirement Plan	11.50	$513,285	$0
Cara D. Kinzey	Supplemental Executive Retirement Plan	1.83	$44,681	$0
John G. Ripperton	Supplemental Executive Retirement Plan	5.33	$164,292	$0
David P. Johnson	Supplemental Executive Retirement Plan	18.17	$718,331	$0	[2]

(1)	The calculation of the present value of accumulated benefit assumes a discount rate of 5.65%, no salary projection, a 10-year certain form of payment, and a normal retirement age of 65. This discount rate was developed using a cash-flow matching technique, where cash flows from the SERP were matched against the Citigroup Pension Discount Curve, and an internal rate of return of 5.65% was calculated. The accumulated benefits in this column are determined by converting the annuity values earned as of year end to lump sum values. No mortality rate is utilized as plan benefits are not affected by post-retirement mortality. Column (d) includes amounts that the named executive officer may not currently be entitled to receive because the amounts may not be vested.

(2)	Though Mr. Johnson retired on July 31, 2007, he received no payments from the SERP during 2007. The SERP required him to wait six months before payments could be made. As a result, no payments were included in column (e) for Mr. Johnson.

Nonqualified Deferred Compensation for 2007

The table below shows information regarding the Executive Deferred Compensation/Stock Plans, including contributions, earnings, withdrawals/distributions and balance. For more information, see “Executive Deferred Compensation/Stock Plans” beginning on page 37.

Prior to its discontinuance, the major terms and conditions of the Executive Deferred Compensation/Stock Plans permitted the MD&C Committee to select full-time executive officers of RadioShack to participate in these plans. The plans generally provided for the payment of:

•	reduced benefits following a participant’s early retirement between the ages of 55 and 65;

•	full benefits in case of retirement between the ages of 66 and 70;

•	reduced benefits in case of retirement between the ages of 70 and 75; and

•	a death benefit to the participant’s designated beneficiary in the event of death prior to age 75 during employment.

Under these plans, the MD&C Committee determined the retirement compensation amount for each participant. This amount did not necessarily have any relationship to the participant’s compensation, final compensation, or years in service.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[1]	Aggregate Withdrawals/ Distributions[2]	Aggregate Balance at Last Fiscal Year End
Julian C. Day	—	—	—	—	—
James F. Gooch	—	—	—	—	—
Robert J. Kilinski	—	—	—	—	—
Cara D. Kinzey	$0	$0	$5,841	$18,405	$0
John G. Ripperton	$0	$0	$15,785	$97,006	$0
David P. Johnson	$0	$0	$152,307	$474,678	$0

(1)	The above-market portion of the earnings reported in this column for Messrs. Ripperton and Johnson are also reported in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	Due to the decision to terminate the Executive Deferred Compensation/Stock Plans, the balance of all Executive Deferred Compensation Plan accounts was distributed to the active participants in February 2007, and the balance of all Executive Deferred Stock Plan accounts was distributed to the active participants in March 2007.

Potential Payment Obligations upon Termination of Employment and Change in Control

RadioShack has certain agreements, programs and plans that provide, under certain conditions, for payments and benefits to the named executive officers, upon termination of employment as a result of various causes or following a change in control of RadioShack (as these are defined in the agreements, programs and plans).

Officers’ Severance Program

The Officers’ Severance Program applies to each of the named executive officers. Benefits are based on the named executive officer’s tenure and seniority level with RadioShack. With respect to Messrs. Day and Gooch, if their employment is terminated for any reason other than death, disability or cause, or if they terminate their employment for good reason, they would receive their base salary for 18 months plus one month per year of service (up to a maximum of two years). Additionally, they would receive out-placement services and monthly COBRA premium payments for one year. If the employment of the other currently-employed named executive officers were terminated due to the same reasons, these officers would receive base salary for 12 months, plus an additional two weeks per year of service (up to a maximum of 18 months). These named executive officers would also receive COBRA premium payments for the severance payment period and out-placement services for nine months.

No benefits are payable under the program if a named executive officer terminates his or her employment without good reason or if the employment of the officer is terminated as a result of cause, retirement, death or disability. Additionally, no benefits are payable under the program to any named executive officer as a result of a change in control of RadioShack.

To receive severance benefits under the program, a named executive officer eligible for benefits must agree, for the duration of the severance payments, not to solicit or interfere with RadioShack’s employees and customers. The officer is also required to undertake certain non-disparagement and confidentiality obligations to RadioShack. Finally, prior to any benefits being provided under the program, the named executive officer must execute a general release in favor of RadioShack.

Under no circumstances would a named executive officer be entitled to receive payments under both the Officers’ Severance Program and a Termination Protection Agreement or the Termination Protection Plan (Level I) described below.

Officer’s Supplemental Executive Retirement Plan

Under the terms of his agreement with RadioShack, Mr. Day is not eligible to participate in the SERP. In February 2007, Mr. Gooch was designated by the MD&C Committee as a participant in the SERP. Each of the other currently-employed named executive officers is a participant in the SERP. For information regarding the SERP, see “Benefit and Retirement Plans” on page 36 above.

If a SERP participant terminates his or her employment due to retirement or disability between the ages of 55 and 65, the participant would be entitled to his or her normal vested SERP benefit, paid in 120 equal monthly payments. In the event a SERP participant’s employment is terminated for cause, no benefits would be paid to the participant under the SERP. Upon the death of the participant on or prior to age 65, the participant’s designated beneficiaries would be entitled to receive the participant’s full plan benefit, paid in 120 equal monthly payments; if the participant dies after age 65, the plan benefit would be reduced as specified by the SERP.

Upon a change in control, if the SERP participant is between the ages of 55 and 65 at the time of the change in control, the participant becomes vested in the maximum amount payable at age 65 under the SERP. If the participant’s employment were terminated following a change in control, the participant would be entitled to the age 65 benefit payable under the SERP, in one discounted lump-sum payment.

To receive benefits under the SERP, a participant must undertake a non-competition obligation to RadioShack through the period ending one year after cessation of payment of benefits.

Termination Protection Agreement

RadioShack has entered into a Termination Protection Agreement with Mr. Gooch. This agreement remains in effect unless terminated by either party under certain conditions. In no event will Mr. Gooch be entitled to receive payments under both the Officers’ Severance Program (described above) and the Termination Protection Agreement.

If no change in control of RadioShack has occurred or is threatened, and Mr. Gooch’s employment is terminated as the result of any reason, no benefits are payable under the Termination Protection Agreement.

If, within 24 months following a change in control, Mr. Gooch’s employment were terminated as a result of cause, without good reason, death, disability or retirement, Mr. Gooch would be entitled to receive his accrued compensation (which is equal to all unpaid amounts earned or accrued through the termination date, including base salary, reimbursement for any expenses incurred on behalf of RadioShack, vacation pay if required by law, and bonuses and incentive compensation (other than the pro rata bonus described in the following sentence)). Mr. Gooch would also be entitled to a pro rata portion of his highest annual bonus for any fiscal year in respect of the three full fiscal years ended prior to the change in control, unless Mr. Gooch is terminated for cause.

If Mr. Gooch’s employment were terminated within the 24-month period following a change in control without cause or if Mr. Gooch terminated his employment during this period for good reason, Mr. Gooch would be entitled to receive, in addition to the accrued compensation and the pro rata bonus described above, the following under the Termination Protection Agreement:

•	a lump-sum payment equal to two times the sum of:

•	his base salary and

•	his highest annual bonus payable in the prior three years,
•	continuation of fringe benefits and life insurance, disability, medical, dental and hospitalization benefits for 24 months, and

•	a single payment equal to 80% of eligible contributions under RadioShack’s 401(k) Plan.

If any payment or benefit distributed to Mr. Gooch under the Termination Protection Agreement or otherwise in connection with his employment or a change in control of RadioShack is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Termination Protection Agreement provides that Mr. Gooch is entitled to receive a corresponding gross-up payment.

Termination Protection Plan (Level I)

The currently-employed named executive officers (other than Mr. Gooch, who is a party to the Termination Protection Agreement as described above) are participants in RadioShack’s Termination Protection Plan (Level I). This plan may be terminated by RadioShack under certain specified circumstances. In no event will a named executive officer be entitled to receive payments under both the Officers’ Severance Program (described beginning on page 50) and this plan.

If no change in control of RadioShack has occurred or is threatened, and the participant’s employment is terminated for any reason, no benefits are payable under this plan.

If, within 24 months following a change in control, a participant’s employment is terminated as a result of cause, without good reason, death, disability or retirement, the participant would receive his or her accrued compensation (which is equal to all unpaid amounts earned or accrued through the termination date, including base salary, reimbursement for any expenses incurred on behalf of RadioShack, vacation pay if required by law, and bonuses and incentive compensation (other than the pro rata bonus described in the following sentence)). The participant would also be entitled to a pro rata portion of his or her highest annual bonus for any fiscal year in respect of the three full fiscal years ended prior to the change in control, unless he or she is terminated for cause.

If a participant’s employment were terminated within the 24-month period following a change in control without cause or if the participant terminated employment for good reason, under the plan the participant would receive, in addition to the accrued compensation and the pro rata bonus described above, the following in a single lump sum cash payment:

•	an amount equal to the named executive officer’s annual salary at the termination date (or, if higher, the highest rate in effect during the 90-day period prior to the change in control),

•	an amount equal to the highest bonus payable in the three prior years, and

•	an amount equal to 30% of annual salary, in lieu of additional benefits.

This plan also provides that, to receive benefits, a named executive officer must (i) sign a release of all claims against RadioShack, (ii) agree not to disparage RadioShack, (iii) sign a confidentiality agreement, and (iv) agree not to solicit employees of RadioShack for other employment for twelve months.

Certain Definitions

The definitions of “cause,” “good reason,” and “change in control” vary among RadioShack’s Officers’ Severance Program, Termination Protection Agreement, Termination Protection Plan (Level 1), and Officers’ Supplemental Executive Retirement Plan.

In very general terms, in each of the first three plans, “cause” includes an executive officer’s felony conviction, failure to perform his or her duties or, in the case of the Termination Protection Agreement and the Termination Protection Plan (Level 1), engagement in conduct demonstrably and materially injurious to RadioShack. “Cause” under the Officers’ Severance Program also includes illegal conduct, acts of dishonesty, financial impropriety or gross misconduct injurious to RadioShack, certain criminal convictions and violations of RadioShack’s code of ethics or the executive officer’s fiduciary duties. The Officers’ Supplemental Executive Retirement Plan simply defines “Cause” as the executive officer’s dishonesty or fraudulent conduct or indictment for a crime involving moral turpitude.

“Good reason” is defined in the Officers’ Severance Program, the Termination Protection Agreement, and the Termination Protection Plan (Level 1) to include, in very general terms, a reduction (or material reduction) in the executive officer’s duties or responsibilities and certain reductions in his or her compensation. The Termination Protection Agreement also defines “good reason” to include relocation of the executive officer’s place of employment by more than 20 miles, certain reductions in employee benefits, bankruptcy or insolvency of the company, material breaches by RadioShack of such agreement and any purported improper termination of the executive officer for cause under such agreement. Both the Termination Protection Agreement and the Termination Protection Plan (Level 1) define “good reason” to also include RadioShack’s failure to obtain the agreement of any successor or assign to assume RadioShack’s obligations under the applicable agreement.

In very general terms, “change in control” means, for purposes of the Officers’ Supplemental Retirement Plan, the Termination Protection Agreement and the Termination Protection Plan (Level 1):

•

subject to certain exceptions, an acquisition by a person of 15% or more of the combined voting power of RadioShack’s then outstanding voting securities (excluding acquisitions by RadioShack, its subsidiaries and their employee benefit plans and Non-Control Transactions (as defined below));

•

the individuals who are members of RadioShack’s board of directors (the “Incumbent Board”) ceasing to constitute at least two-thirds of the Board; provided that if the election or nomination for election by RadioShack’s stockholders of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered a member of the Incumbent Board (subject to certain exceptions in connection with the settlement of any proxy contest); or

•	a merger, consolidation, reorganization or other business combination transaction with or into RadioShack or in which securities of RadioShack are issued, unless:

(a)	the stockholders of RadioShack immediately before such transaction own at least 60% of the combined voting power of the outstanding voting securities of the surviving corporation following the transaction in substantially the same proportion as before the transaction;

(b)	the members of the Incumbent Board immediately prior to execution of the agreement providing for the transaction constitute at least two-thirds of the members of the board of directors of the surviving corporation; or

(c)	no person other than RadioShack, any subsidiary, their employee benefit plans or any person who, immediately prior to such transaction, had 15% or more of the combined voting power of the surviving corporation’s then outstanding voting securities;

(the	exceptions in the preceding clauses (a), (b), and (c) being called “Non-Control”
Transactions”);

•	a complete liquidation and dissolution of the company; or

•	most sales of substantially all of RadioShack’s assets.

Incentive Stock Plans

RadioShack has incentive stock plans under which the named executive officers have received stock options and restricted stock grants. The termination provisions of Mr. Day’s options differ from those of the other named executive officers; see “Mr. Day’s Option Grants” below for a description of these termination provisions.

If a named executive officer’s employment with RadioShack were terminated as a result of cause, the officer’s stock options would immediately be forfeited and cancelled. Additionally, if a named executive officer terminated his or her employment for any reason (other than retirement), or if his or her employment were terminated, the executive’s stock options would expire three months after the date of termination (or the expiration date of the option, whichever is earlier).

If a named executive officer’s employment were to terminate as a result of death or disability, the officer’s stock options would expire three years after the date of death or disability (or the expiration date of the option, whichever is earlier). Also in the event of death or disability, all unvested stock options would immediately vest. If a named executive officer retires from RadioShack at age 55 years or older, the officer’s stock options would expire three years after the date of retirement or the date of expiration of the option, whichever is earlier. Also in the event of retirement of an officer at age 55 years or older, all unvested options, held for 12 months or more, immediately vest. Additionally, if there were a change in control of RadioShack, all outstanding options would become immediately vested and exercisable. Other than with respect to accelerated vesting associated with retirement, the terms of the standard form of stock option agreement executed pursuant to RadioShack’s Incentive Stock Plans do not discriminate in scope, terms or operation in favor of RadioShack’s executive officers.

Certain named executive officers have received restricted stock grants under RadioShack’s incentive stock plans. If a named executive officer is terminated for any reason (other than death, disability or retirement) all unvested shares of restricted stock are forfeited. If the executive’s employment is terminated due to retirement (at age 55 years or older), or if the executive dies or is disabled, all restricted shares become immediately vested. Should there be a change in control of RadioShack, all restricted shares would also become immediately vested.

Mr. Day’s Option Grants

RadioShack granted Mr. Day a total of 4,000,000 stock options (2,000,000 of which are Time Options and 2,000,000 of which are Performance Options) under RadioShack’s incentive stock plans and as an inducement grant outside of RadioShack’s incentive stock plans. Mr. Day’s rights in these options vary based on several factors, including the basis of Mr. Day’s termination, the duration of Mr. Day’s employment prior to termination, the performance of RadioShack’s stock price, and the occurrence of a change in control. See “Description of Mr. Day’s Stock Options” beginning on page 35 for additional information.

With respect to the Time Options, upon Mr. Day’s death or the termination of his employment by RadioShack without cause or by Mr. Day for good reason or due to his disability, all of the Time Options will become vested and exercisable for three years following such event.

With respect to the Performance Options, upon Mr. Day’s death or the termination of his employment by RadioShack without cause or by Mr. Day for good reason or due to his disability, the Time-Vested Amount will be 2,000,000 shares. Given that all of the stock price performance vesting requirements for exercisability have been attained, all of the Performance Options will be exercisable, and remain exercisable for three years following such event.

Upon termination of Mr. Day’s employment by RadioShack for cause or by Mr. Day without good reason, only that portion of the Time Options that have become vested and exercisable on or prior to the termination date will be exercisable. Any Time Options remaining unvested as of the termination date will be immediately cancelled and forfeited, and the portion of the Performance Options not constituting a Time-Vested Amount on or prior to the termination date will also be cancelled and forfeited. Given that all stock performance vesting requirements have been attained, the Time-Vested Amount of Performance Options (as of the date of such termination) would be exercisable. The Time Options and the Performance Options will be exercisable for three months following the date of such termination, unless a voluntary termination without good reason occurs on or after July 7, 2010, in which event the applicable options will be exercisable for three years following the termination date.

If a change in control of RadioShack occurs all of the Time Options and all of the Performance Options will become vested and exercisable. In the event of a change of control, Mr. Day’s options would remain exercisable until the first anniversary of his termination following such change of control.

Under no circumstances will Mr. Day’s Time Options or Performance Options be exercisable beyond their expiration date.

Annual Bonus Program

All the currently-employed named executive officers are participants in RadioShack’s Annual Bonus Program for 2007. If a named executive officer’s employment is terminated for any reason, other than by death or retirement, the officer is not entitled to any bonus under the program. If a named executive officer dies or retires at age 55 years or older prior to the end of the award period, the officer will receive a pro rata bonus that is otherwise payable under the program. No benefits are payable under the program by virtue of a change in control of RadioShack. Benefits would, however, be payable in accordance with the Termination Protection Agreement or the Termination Protection Plan (Level I), as described beginning on page 51.

Long-Term Incentive Plan

Other than Mr. Day, the currently-employed named executive officers are participants in RadioShack’s 2007 Long-Term Incentive Plan. If a named executive officer’s employment is terminated for any reason, or there is a change in control of RadioShack, the participant is not entitled to any incentive under the plan. However, if a participant were to retire at age 55 years or older, or die while a participant, in each case prior to the end of the award period, the participant or his or her beneficiary would be entitled to an award, if any, using the actual results as of the nearest end of the month preceding or succeeding such event or a pro rata payment of any incentive that is otherwise payable under the plan.

Potential Payments upon Termination of Employment or Change in Control at December 31, 2007

The following tables set forth the estimated amounts that would be paid to each of the named executive officers who were employed by RadioShack at December 31, 2007 that would be payable under the following plans or agreements upon termination of employment on December 31, 2007 under the specified triggering events.

Julian C. Day

	Termination Event
Plans	For Cause or Without Good Reason	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	—	$1,608,033	—	—	[2]
Supplemental Executive Retirement Plan[3]	—	—	—	—	—	—
Termination Protection Plan (Level I)	—	—	—	—	—	$2,800,000
Annual Bonus Program	—	—	—	—	—	—
Long-Term Incentive Plan[3]	—	—	—	—	—	—
Stock Options[4]	—	$8,816,000	$8,816,000	$8,816,000	—	$8,816,000
Executive Life Insurance and Executive Long-Term Disability Insurance[5]	—	$800,000	$360,000	—	—	—

(1)	Mr. Day’s benefits under the Officers’ Severance Program would be provided over a period of 18 months. The amount shown also includes an aggregate of $11,200 for COBRA premium payments for 12 months and $13,500 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be provided to Mr. Day under the Officers’ Severance Program is less than the amount Mr. Day is entitled to receive under the Termination Protection Plan (Level I), Mr. Day would receive payment under the Termination Protection Plan (Level I) in lieu of payment under the Officers’ Severance Program in the event of a change in control.

(3)	Mr. Day did not participate in the SERP or the Long-Term Incentive Plan as of December 31, 2007.

(4)	Represents amounts payable pursuant to the stock options granted to Mr. Day in connection with his hire under the specified events, based on the December 31, 2007 closing price of RadioShack’s common stock on the New York Stock Exchange, $16.86. Given that all of the stock performance vesting requirements have been satisfied and that December 31, 2007 was after the first anniversary of Mr. Day’s stock grants, the amounts payable reflect the vesting, under each proposed scenario, of all of the unvested options issued to Mr. Day as of December 31, 2007 pursuant to RadioShack’s Incentive Stock Plans. For more information concerning the terms and conditions of Mr. Day’s stock options, see “Description of Mr. Day’s Stock Options” beginning on page 35.

(5)	Represents the proceeds payable to Mr. Day’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Day and the annual maximum amount that Mr. Day would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Day, respectively.

James F. Gooch

	Termination Event
Plans	For Cause or Without Good Reason	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	—	$934,878	—	—	[2]
Supplemental Executive Retirement Plan[3]	—	$342,720	$342,720	—	—	$268,259
Termination Protection Agreement	—	—	—	—	—	$3,673,229	[4]
Annual Bonus Program	—	—	—	—	—	—
Long-Term Incentive Plan	—	—	—	—	—	—
Stock Options[5]	—	—	—	—	—	—
Restricted Stock[6]	—	$577,455	$577,455	—	—	$577,455
Executive Life Insurance and Executive Long-Term Disability Insurance[7]	—	$800,000	$360,000	—	—	—

(1)	Mr. Gooch’s benefits under the Officers’ Severance Program would be provided over a period of 18 months. The amount shown also includes an aggregate of $10,961 for COBRA premium payments for 12 months and $13,500 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	Because the amount to be provided to Mr. Gooch under the Officers’ Severance Program is less than the amount Mr. Gooch is entitled to receive under his Termination Protection Agreement, Mr. Gooch would receive payment under the Termination Protection Agreement in lieu of payment under the Officers’ Severance Program in the event of a change in control.

(3)

At December 31, 2007, Mr. Gooch (or his beneficiaries, as applicable) would be entitled to receive under the SERP (a) a monthly payment of $2,856 for 10 years upon his death, which represents an aggregate increase in value of $194,910 over the amounts specified for Mr. Gooch in the Pension Benefit Table on page 49, (b) a monthly payment of $2,856, commencing at age 65, for 10 years upon termination of employment by him due to his disability, and (c) a lump sum payment of $252,943 upon a qualifying termination event following a change in control, which represents an increase in value of $200,570 over the amounts specified for Mr. Gooch in the Pension Benefit Table.

(4)	Includes the value of the following benefits payable to Mr. Gooch under the Termination Protection Agreement: $18,500 for the value of a RadioShack-provided vehicle, an estimate of automobile insurance, repairs and maintenance for 24 months, continuation of life and disability insurance benefits, $21,922 for continuation of coverage under RadioShack’s health and welfare plans for 24 months, and $1,312,797 as a gross-up payment for excise taxes.

(5)	The December 31, 2007 closing price of RadioShack’s common stock on the New York Stock Exchange was $16.86. The exercise prices of Mr. Gooch’s unvested stock options are higher than $16.86. When multiplying the number of unvested options by the closing price on December 31, 2007 less each option’s exercise price, the result is a negative number.

(6)	Assumes accelerated vesting of shares of restricted stock held at December 31, 2007 under the specified circumstances, with the shares valued at the closing price of RadioShack’s common stock on the New York Stock Exchange, $16.86.

(7)	Represents the proceeds payable to Mr. Gooch’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Gooch and the annual maximum amount that Mr. Gooch would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Gooch, respectively.

Robert J. Kilinski

	Termination Event
Plans	For Cause or Without Good Reason	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	—	$372,800	—	—
Supplemental Executive Retirement Plan[2]	—	$1,500,000	$1,500,000	—	—	$1,174,095
Termination Protection Plan (Level I)	—	—	—	—	—	$524,175
Annual Bonus Program	—	—	—	—	—	—
Long-Term Incentive Plan	—	—	—	—	—	—
Stock Options[3]	—	—	—	—	—	—
Restricted Stock[4]	—	$67,440	$67,440	—	—	$67,440
Executive Life Insurance and Executive Long-Term Disability Insurance[5]	—	$800,000	$204,518	—	—	—

(1)	Mr. Kilinski’s benefits under the Officers’ Severance Program would be provided over a period of 12 months. The amount shown also includes an aggregate of $8,400 for COBRA premium payments for 9 months and $11,900 for RadioShack’s cost of outplacement services to be provided under the program.

(2)

At December 31, 2007, Mr. Kilinski (or his beneficiaries, as applicable) would be entitled to receive under the SERP (a) a monthly payment of $12,500 for 10 years upon his death, which represents an aggregate increase in value of $636,045 over the amounts specified for Mr. Kilinski in the Pension Benefit Table on page 49, (b) a monthly payment of $12,500, commencing at age 65, for 10 years upon termination of employment by him due to his disability, and (c) a lump sum payment of $1,174,095 upon a qualifying termination event following a change in control, which represents an increase in value of $660,810 over the amounts specified for Mr. Kilinski in the Pension Benefit Table.

(3)	The December 31, 2007 closing price of RadioShack’s common stock on the New York Stock Exchange was $16.86. The exercise prices of Mr. Kilinski’s unvested stock options are higher than $16.86. When multiplying the number of unvested options by the closing price on December 31, 2007 less each option’s exercise price, the result is a negative number.

(4)	Assumes accelerated vesting of shares of restricted stock held at December 31, 2007 under the specified circumstances, with the shares valued at the closing price of RadioShack’s common stock on the New York Stock Exchange, $16.86.

(5)	Represents the proceeds payable to Mr. Kilinski’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Kilinski and the annual maximum amount that Mr. Kilinski would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Kilinski, respectively.

Cara D. Kinzey

	Termination Event
Plans	For Cause or Without Good Reason	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	—	$317,185	—	—
Supplemental Executive Retirement Plan[2]	—	$215,160	$215,160	—	—	$168,377
Termination Protection Plan (Level I)	—	—	—	—	—	$677,740
Annual Bonus Program	—	—	—	—	—	—
Long-Term Incentive Plan	—	—	—	—	—	—
Stock Options[3]	—	—	—	—	—	—
Restricted Stock[4]	—	$33,720	$33,720	—	—	$33,720
Executive Life Insurance and Executive Long-Term Disability Insurance[5]	—	$800,000	$292,520	—	—	—

(1)	Ms. Kinzey’s benefits under the Officers’ Severance Program would be provided over a period of 12 months. The amount shown also includes an aggregate of $5,792 for COBRA premium payments for 9 months and $11,900 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	At December 31, 2007, Ms. Kinzey (or her beneficiaries, as applicable) would be entitled to receive under the SERP (a) a monthly payment of $1,793 for 10 years upon her death, which represents an aggregate increase in value of $120,179 over the amounts specified for Ms. Kinzey in the Pension Benefit Table on page 49, (b) a monthly payment of $1,793, commencing at age 65, for 10 years upon termination of employment by her due to her disability, and (c) a lump sum payment of $168,377 upon a qualifying termination event following a change in control, which represents an increase in value of $123,696 over the amounts specified for Ms. Kinzey in the Pension Benefit Table.

(3)	The December 31, 2007 closing price of RadioShack’s common stock on the New York Stock Exchange was $16.86. The exercise prices of Ms. Kinzey’s unvested stock options are higher than $16.86. When multiplying the number of unvested options by the closing price on December 31, 2007 less each option’s exercise price, the result is a negative number.

(4)	Assumes accelerated vesting of shares of restricted stock held at December 31, 2007 under the specified circumstances, with the shares valued at the closing price of RadioShack’s common stock on the New York Stock Exchange, $16.86.

(5)	Represents the proceeds payable to Ms. Kinzey’s beneficiaries upon her death under the executive life insurance policy provided by RadioShack to Ms. Kinzey and the annual maximum amount that Ms. Kinzey would be entitled to receive under the executive long-term disability policy provided by RadioShack to Ms. Kinzey, respectively.

John G. Ripperton

	Termination Event
Plans	For Cause or Without Good Reason	Death	Disability	For Good Reason or Without Cause	Retirement	For Good Reason or Without Cause Following a Change in Control
Officers’ Severance Program[1]	—	—	—	$293,105	—	—
Supplemental Executive Retirement Plan[2]	—	$388,920	$388,920	—	—	$304,412
Termination Protection Plan (Level I)	—	—	—	—	—	$481,654
Annual Bonus Program	—	—	—	—	—	—
Long-Term Incentive Plan	—	—	—	—	—	—
Stock Options[3]	—	—	—	—	—	—
Restricted Stock[4]	—	$99,053	$99,053	—	—	$99,053
Executive Life Insurance and Executive Long-Term Disability Insurance[5]	—	$800,000	$217,172	—	—	—

(1)	Mr. Ripperton’s benefits under the Officers’ Severance Program would be provided over a period of 12 months. The amount shown also includes an aggregate of $134 for COBRA premium payments for 9 months and $11,900 for RadioShack’s cost of outplacement services to be provided under the program.

(2)	At December 31, 2007, Mr. Ripperton (or his beneficiaries, as applicable) would be entitled to receive under the SERP (a) a monthly payment of $3,241 for 10 years upon his death, which represents an aggregate increase in value of $133,706 over the amounts specified for Mr. Ripperton in the Pension Benefit Table on page 49, (b) a monthly payment of $3,241, commencing at age 65, for 10 years upon termination of employment by him due to his disability, and (c) a lump sum payment of 304,412, which represents an increase in value of $140,120 over the amounts specified for Mr. Ripperton in the Pension Benefit Table.

(3)	The December 31, 2007 closing price of RadioShack’s common stock on the New York Stock Exchange was $16.86. The exercise prices of Mr. Ripperton’s unvested stock options are higher than $16.86. When multiplying the number of unvested options by the closing price on December 31, 2007 less each option’s exercise price, the result is a negative number.

(4)	Assumes accelerated vesting of shares of restricted stock held at December 31, 2007 under the specified circumstances, with the shares subject to acceleration valued at the closing price of RadioShack’s common stock on the New York Stock Exchange, $16.86.

(5)	Represents the proceeds payable to Mr. Ripperton’s beneficiaries upon his death under the executive life insurance policy provided by RadioShack to Mr. Ripperton and the annual maximum amount that Mr. Ripperton would be entitled to receive under the executive long-term disability policy provided by RadioShack to Mr. Ripperton, respectively.

The amounts in the tables above do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	accrued and unpaid salary and bonus,

•	distributions of balances under the RadioShack 401(k) Plan, and

•	the value of option continuation upon retirement, death or disability.

Benefits to Certain Former Executive Officers upon Termination of Employment

Mr. Johnson. In connection with his retirement, effective July 31, 2007, as RadioShack’s Senior Vice President and Corporate Controller, RadioShack and Mr. Johnson entered into a Confidentiality, Non-Solicitation and General Release. Under this agreement Mr. Johnson receives certain benefits following his employment and is subject to certain restrictions.

In the above agreement Mr. Johnson is entitled to receive salary continuation payments for one year. Over this period, RadioShack will pay Mr. Johnson his base salary as of July 31, 2007 in 26 bi-weekly payments totaling to $285,992. As a retiree, Mr. Johnson also receives other benefits. Beginning on February 1, 2008, Mr. Johnson received his first of 120 consecutive monthly payments under the SERP in the amount of $7,813. Also, upon retirement, Mr. Johnson’s outstanding unvested stock options and restricted stock immediately vested. More information on Mr. Johnson’s stock options and restricted stock can be found in the Outstanding Equity Awards at Fiscal Year-End 2007 and Options Exercises and Stock Vested for 2007 tables above at pages 46 and 48, respectively. Lastly, Mr. Johnson received a prorated 2007 Annual Cash Incentive Bonus in the amount of $149,504. This amount corresponds to the portion of 2007 during which Mr. Johnson was employed by RadioShack.

In consideration of his salary continuation payments, Mr. Johnson has also agreed to abide by certain restrictions for a period of 18 months following his retirement and has provided RadioShack with a general release. Mr. Johnson agrees not to solicit, induce, or attempt to solicit or induce any RadioShack employee to resign from RadioShack, or hire any current or future employee of RadioShack. He also agrees that he will not solicit existing or prospective customers of RadioShack, including those people or companies with whom RadioShack has solicited or negotiated to sell RadioShack’s products or services within the twelve (12) months preceding July 31, 2007. Mr. Johnson has also agreed that he will not use, disclose or otherwise communicate any confidential information he received while employed by RadioShack without RadioShack’s prior written consent.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The board of directors has adopted written procedures regarding the review and approval of related party transactions as defined under Item 404 of Regulation S-K of the SEC’s regulations. Generally, these are transactions involving amounts exceeding $120,000 between RadioShack and related persons (directors, executive officers, their immediate family members, or shareholders owning at least 5% of RadioShack’s outstanding stock), in which the related person has a direct or indirect material interest. The board has determined that the Corporate Governance Committee is best suited to review, approve and ratify related party transactions, except in certain situations described below.

At a meeting occurring during the first quarter of each fiscal year, the Corporate Governance Committee reviews potential related party transactions that occurred during the prior fiscal year, as well as potential related party transactions (if any) proposed to be entered into for the then current fiscal year. In connection with its review, the Corporate Governance Committee examines the proposed aggregate value of each transaction (if applicable) and any direct or indirect material interest of the parties to the transaction. Based on this review, the Corporate Governance Committee will determine whether any of these transactions constitutes a related party transaction.

If the Corporate Governance Committee determines that a transaction constitutes a related party transaction, the Corporate Governance Committee then reviews the terms and substance of the transaction to determine whether to ratify the related party transaction (if the transaction occurred in the previous fiscal year and had not been previously approved) or to approve the related party transaction (if the transaction is proposed to be entered into). In connection with its review of the related party transaction, the Corporate Governance Committee will consider:

•	whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party,

•	whether the transaction constitutes a “conflict of interest” as defined in RadioShack’s Code of Ethics, and

•	other factors as the Corporate Governance Committee deems relevant.

In the event that management or a member of the board recommends that RadioShack enter into any related party transactions during the year, these transactions will then be presented to the Corporate Governance Committee for its review and approval (unless otherwise approved as described below). During the course of its review of any related party transaction, the Corporate Governance Committee will consult with the Audit and Compliance Committee as necessary.

Under the procedures, a related party transaction will be consummated or will continue only if:

•	the Corporate Governance Committee approves or ratifies the transaction in accordance with the procedures described above,

•	the transaction is approved by the disinterested directors, or

•	the transaction involves compensation approved by the MD&C Committee.

COSTS OF SOLICITATION

We bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names. Our directors, officers and employees may also solicit proxies by mail, electronically, facsimile, telephone and personal contact. They will not receive any additional compensation for these activities.

SHAREHOLDER PROPOSALS AND NOMINATIONS

FOR DIRECTORS FOR THE 2009 ANNUAL MEETING

Shareholder Proposals

We must receive proposals of shareholders intended to be presented at the 2009 annual meeting of shareholders, which is currently scheduled to be held on May 21, 2009, on or before December 15, 2008, for the proposals to be eligible for inclusion in our proxy statement and proxy relating to that meeting. These written proposals should be sent to the Corporate Secretary at Mail Stop CF4-101, 300 RadioShack Circle, Fort Worth, Texas 76102.

With respect to shareholder proposals for the 2009 annual meeting that are not to be included in the proxy statement, these proposals must also be received by the Corporate Secretary by December 15, 2008, at the above address.

Nominations for Election as Director

In accordance with RadioShack’s bylaws and Corporate Governance Framework, as well as applicable law, nominations for the election of directors may be made by the board of directors, by the Corporate Governance Committee of the board, or by any shareholder generally eligible to vote in the election of directors.

Shareholders who wish to nominate persons for election as directors at the 2009 annual meeting must give notice of their intention to make a nomination in writing to the Corporate Secretary of RadioShack on or before December 15, 2008. The notice must set forth:

•	the name and address, as they appear on RadioShack’s records, of the shareholder making the nomination and the name and address of the beneficial owner, if any, on whose behalf the nomination is made,

•	the number of shares of common stock owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the nomination is made,

•	any material interest or relationship that the shareholder of record and/or the beneficial owner, if any, on whose behalf the proposal or nomination is made may respectively have with the nominee,

•	any other information regarding the nominee that would be required to be included in a proxy statement filed pursuant to the SEC’s proxy rules, and

•	the written consent of the nominee to serve as a director, if elected.

Each board nominee will be subject to an independent background investigation as part of the nomination process.

The board has delegated the responsibility for evaluating potential board nominees to the Corporate Governance Committee. The committee will consider director candidates recommended by shareholders in accordance with the procedures described above and in RadioShack’s Corporate Governance Framework. Candidates must be highly qualified and exhibit both an interest in serving and a willingness to serve on the board. In addition, candidates should take into consideration the characteristics described beginning on page 17. Candidates must represent the interests of all shareholders and not those of a special interest group. The committee, after reviewing nominees under the procedures and standards established in its charter and RadioShack’s Corporate Governance Framework, will propose a slate of nominees for election to the board at RadioShack’s annual meeting of shareholders. The board will review and approve the final slate of nominees to submit to the shareholders for election.

By Order of the Board of Directors,

ROBERT C. DONOHOO

Vice President, General Counsel and Corporate Secretary

April 10, 2008

THIS IS YOUR PROXY - YOUR VOTE IS IMPORTANT

MAIL STOP CF4-324 300 RADIOSHACK CIRCLE FORT WORTH, TX 76102-1964	Your vote is important to us. Whether you attend the meeting or not, please use one of these methods to vote:
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. (EDT) on May 14, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. (EDT) on May 14, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to RadioShack Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by RadioShack Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	RADIO1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RADIOSHACK CORPORATION			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors

	Nominees:		☐	☐	☐

	01 - Frank J. Belatti	06 - H. Eugene Lockhart
	02 - Julian C. Day	07 - Jack L. Messman
	03 - Robert S. Falcone	08 - Thomas G. Plaskett
	04 - Daniel R. Feehan	09 - Edwina D.Woodbury
05 - Richard J. Hernandez

						For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors of RadioShack Corporation to serve for the 2008 fiscal year.					☐	☐	☐

3.	Shareholder proposal regarding majority vote standard.					☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed. Please sign exactly as your name(s) appear(s) on this proxy, date and promptly return this proxy in the enclosed envelope.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting Admission Ticket
2008 Annual Meeting of Shareholders
10 a.m. (CDT), Thursday, May 15, 2008
Trinity Building, Fourth Floor
Mail Stop CF4-324	RadioShack Riverfront Campus
300 RadioShack Circle
Fort Worth, Texas 76102-1964	Please present this admission ticket to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable.

Admission Ticket (Not Transferable)

The Riverfront Campus (located at the northwest corner of Belknap and Taylor Streets) comprises three office buildings, a common building and a parking garage. The Riverfront Campus address is 300 RadioShack Circle, which is a private driveway off Belknap Street. The Annual Meeting will be held on the fourth floor of the Trinity Building (the common building). Signs and personnel will be present to guide shareholders.

The visitor entrance to the Riverfront Campus parking garage is located at Belknap and Cherry Streets. Visitor parking is on Level 3. In addition, visitors may be dropped off at the main entrance to the Riverfront Campus (off Belknap Street at 300 RadioShack Circle), but parking is not allowed in the front circular driveway.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING ON MAY 15, 2008

The undersigned holder of common stock of RadioShack Corporation hereby appoints Julian C. Day, Frank J. Belatti, Daniel R. Feehan, H. Eugene Lockhart and Edwina D. Woodbury, and each or any of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of the Company held by the undersigned at the Annual Meeting of Shareholders of RadioShack Corporation at Fort Worth, Texas on May 15, 2008, or any resumption of the Annual Meeting after any adjournment thereof, as indicated on this proxy, and in their discretion on any other matters that may properly come before the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this proxy is executed but no instruction given, the votes entitled to be cast by the undersigned will be voted in accordance with the recommendations of the Board of Directors.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIGN ON THE REVERSE SIDE - NO BOXES NEED TO BE CHECKED.

IMPORTANT - This Proxy must be signed and dated on the reverse side.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m. (EDT) on

May 14, 2008.

THANK YOU FOR VOTING

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)